UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Mine Safety Appliances Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MINE SAFETY APPLIANCES COMPANY  ■  1000 CRANBERRY WOODS DRIVE, CRANBERRY TOWNSHIP, PENNSYLVANIA 16066  ■  PHONE (724) 776-8600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF

    MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, May 7, 2013 at 9:00 A.M., local Pittsburgh time, at the Company’s Corporate Center, 1000 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066 (please note the new location this year) for the purpose of considering and acting upon the following:

(1)    Election of Directors for 2016:    The election of two directors for a term of three years;

(2)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2013;

(3)    Say on Pay:    To provide an advisory vote to approve the executive compensation of the Company’s named executive officers;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 15, 2013 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please vote by promptly submitting your proxy by mail, by the internet or by phone. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

    Secretary

March 29, 2013

PROXY STATEMENT SUMMARY

The following summary includes an overview of information that is provided elsewhere in this proxy statement. This summary is intended only as an overview, and we advise you to carefully read the entire proxy statement before casting your vote. MSA thanks you for your continued interest in the Company.

2013 Annual Meeting of Shareholders

When:	9:00 a.m. EDT on May 7, 2013

Where:	MSA Corporate Center 1000 Cranberry Woods Drive Cranberry Township, PA 16066

Record Date:	February 15, 2013

Voting:	Shareholders of the Company as of the Record Date are entitled to vote on the matters presented at the meeting. Each share of common stock of the Company is entitled to one vote for each director nominee and for one vote on each of the other matters presented.

Meeting Agenda

•	Election of two (2) directors with terms expiring in 2016

•	Selection of PricewaterhouseCoopers LLC as independent registered public accounting firm for 2013

•	Advisory “say on pay” vote to approve the executive compensation of the named executive officers

Voting Matters

Voting Matter	Board Recommendation	Proxy Page Reference
• Election of Directors	FOR each nominee	1
• Selection of PricewaterhouseCoopers LLC	FOR	54
• Advisory Vote to Approve Executive Compensation	FOR	55

Summary Page 1

Nominees

The following table provides a brief overview of each director nominee. We are asking shareholders to vote FOR each nominee. Each nominee, if elected, will serve a term expiring at the 2016 annual meeting of shareholders and until their successors are elected and qualified.

NAME	OCCUPATION EXPERIENCE/QUALIFICATIONS	AGE	DIRECTOR SINCE	COMMITTEES
Robert A. Bruggeworth	• President and Chief Executive Officer, RF Micro Devices, Inc. • Business leadership • Global manufacturing and markets • Knowledge of manufacturing, marketing and material sourcing of high technology products	51	2007	• Audit • Compensation (Chair)
Alvaro Garcia-Tunon	• Executive Vice President and Chief Financial Officer of Wabtec Corporation • Business leadership • Global manufacturing and markets • Financial and accounting expertise	60	Elected by the Board of Directors in December 2012	• Audit • Finance

Auditor

We are asking shareholders to approve the selection of PricewaterhouseCoopers LLC as our independent registered public accounting firm for 2013. The following table provides a summary of PricewaterhouseCoopers LLC fees for services to the Company in 2012 and 2011.

	2012	2011
Audit Fees	$2,583,875	$2,730,562
Audit-Related Fees	179,852	92,164
Tax Fees	—	2,342
All Other Fees	—	—

Advisory Vote to Approve Executive Compensation

We are asking shareholders to vote FOR the Company’s compensation of the named executive officers. The Board and the Compensation Committee will take into account the outcome when considering future executive compensation arrangements. In 2012, the shareholders voted in favor of the Company’s executive compensation program, with 98.8% of the votes cast by shareholders voting FOR the proposal. The Board and Compensation Committee took this vote into consideration in designing the executive compensation program for 2013. Please see the Compensation Discussion and Analysis in the proxy statement for complete details about compensation for the named executive officers.

Summary Page 2

MINE SAFETY APPLIANCES COMPANY

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 7, 2013

The 2013 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2012 are also available at www.MSAsafety.com/proxymaterials.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Mine Safety Appliances Company (the “Company”) of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 7, 2013, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the internet. To vote your proxy by mail, mark your vote on the proxy card, and follow the mailing directions on the card. To vote your proxy by telephone or electronically using the internet, follow the instructions on the proxy card. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card but do not mark any selections, your shares represented by that proxy will be voted as recommended by the Board. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. A shareholder giving the accompanying proxy by mail has the power to revoke or change it at any time prior to its exercise upon written notice given to the Secretary of the Company. Please note that, in order to be counted, the revocation or change must be received by 11:59 p.m. EDT on May 6, 2013. The mailing address of the principal executive offices of the Company is 1000 Cranberry Woods Drive, Cranberry Township, PA 16066. A shareholder voting the proxy by telephone or by the internet has the power to revoke or change such proxy vote by voting again and following the instructions and meeting the deadlines for such vote as set forth on the proxy card.

VOTING SECURITIES AND RECORD DATE

As of February 15, 2013, the record date for the Annual Meeting, 37,014,943 shares of Common Stock were issued and outstanding, not including 731,922 shares held in the Company’s Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See “Stock Ownership—Beneficial Ownership of Management” on page 51 below.

Only holders of Common Stock of the Company of record on the books of the Company at the close of business on February 15, 2013, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company’s 4  1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

See “Stock Ownership” on page 51 below for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company’s Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve until the Annual Meeting in 2016. Mr. Robert A. Bruggeworth and Mr. Alvaro Garcia-Tunon were nominated by the Board for election in the Class of 2016. Mr. Garcia-Tunon was elected to be a director by the Board in December 2012, and the Company is now requesting the shareholders to elect Mr. Garcia-Tunon. The Board of Directors and its Nominating and Corporate Governance Committee recommend a vote FOR the election of the nominees, each of whom has consented to be named as a nominee and to serve if elected. Properly submitted proxies that are timely received will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Corporate Governance Committee in the event a nominee named becomes unavailable for election.

Directors James A. Cederna and John C. Unkovic have decided to retire from the Board in May at the conclusion of their terms, following eleven years of service to the Board.

The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting.

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since

Nominees for terms expiring in 2016

Robert A. Bruggeworth	President and Chief Executive Officer, RF Micro Devices, Inc. (High-Performance RF Components and Compound Semiconductors manufacturer); Director of RF Micro Devices, Inc. As the CEO of a publicly traded multinational corporation, Mr. Bruggeworth brings to the Company’s board specific expertise in global business, manufacturing, marketing and material sourcing for high technology products.	51	2007

Alvaro Garcia-Tunon	Executive Vice President and Chief Financial Officer of Wabtec Corporation (a provider of products and services for the global rail industry) since February 2012. Mr. Garcia-Tunon was Executive Vice President, Chief Financial Officer and Secretary of Wabtec from December 2010 to February 2012, and prior thereto was Senior Vice President, Chief Financial Officer and Secretary of Wabtec. Director of Matthews International Corporation. As the current Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance and risk management. He also provides the Board with strong financial and accounting skills.	60	2012

Continuing Directors with terms expiring in 2014

Diane M. Pearse	Senior Vice President, Operations and Merchandising for Redbox Automated Retail, LLC (a fully automated DVD rental company). Prior to joining Redbox, Ms. Pearse was Chief Financial Officer of Crate and Barrel (a home furnishings retailer). As the Senior Vice President, Operations and Merchandising for a large consumer products company, in addition to her prior financial management experience with a major retail company, Ms. Pearse brings extensive financial, accounting, and operational expertise to the Company.	55	2004

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since

	Continuing Directors with terms expiring in 2014

L. Edward Shaw, Jr.	Retired (2010); formerly Senior Managing Director of Breeden Capital Management LLC (investment management and multi-disciplinary professional services firm); currently a Director of HealthSouth Corporation. Formerly served in senior legal and executive roles with three multinational financial institutions including The Chase Manhattan Bank, as a partner in a major international law firm and as Independent Counsel to the Board of Directors of the New York Stock Exchange, Inc. on regulatory matters. Mr. Shaw brings to the Company’s board expertise in the legal and financial aspects of operating a multinational company.	68	1998

William M. Lambert	President and Chief Executive Officer of the Company. As the Company’s CEO, Mr. Lambert brings to the Company’s board extensive experience in the Company’s business with particular expertise in product development, marketing, finance and the global safety products industry.	54	2007

	Continuing Directors with terms expiring in 2015

Thomas B. Hotopp	Retired (2003); formerly President of the Company. As the former President of the Company, Mr. Hotopp brings to the Company’s board extensive experience in the Company’s business with particular expertise in the Company’s North American operations, markets, customers and competitors.	71	1998

John T. Ryan III	Retired (2008); formerly Chief Executive Officer of the Company; presently non-executive Chairman of the Board. As the former CEO of the Company, Mr. Ryan brings to the Company’s board extensive experience in the Company’s business with particular expertise in international markets and the global safety products industry.	69	1981

Thomas H. Witmer	Retired (1998); formerly President and Chief Executive Officer, Medrad, Inc. (manufacturer of medical devices). As the former CEO of a publicly traded multinational company, Mr. Witmer brings to the Company’s board specific expertise in global engineering, product design, operations and marketing in international markets.	70	1997

Mr. Lambert has been President and Chief Executive Officer of the Company since May 2008. From May 2007 to May 2008 he was President and Chief Operating Officer and prior thereto he was a Vice President of the Company and President of MSA North America. Except as described in the table above, each other director has engaged in the principal occupation indicated in the above table for at least the past five years. Mr. Shaw is the brother-in-law of Mr. Ryan.

Director Independence

The Board has determined that each of directors Bruggeworth, Garcia-Tunon, Hotopp, Pearse, Ryan, Shaw and Witmer is an independent director. An independent director is a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Under New York Stock Exchange corporate governance standards, Mr. Ryan became eligible to be considered independent on July 1, 2011, three years following his retirement as an officer and employee of the Company. At that time Mr. Shaw, who is Mr. Ryan’s brother-in-law, also became eligible to be considered an independent director. The independent directors of the Board considered this matter and determined that Mr. Ryan and Mr. Shaw became independent directors effective July 1, 2011.

In making its independence determinations, the Board reviewed the director’s individual circumstances, the corporate governance standards of the New York Stock Exchange and the Board’s independence standards. These standards are available in the Investor Relations section of the Company’s internet website at www.MSAsafety.com. They are summarized below.

Disqualifying Relationships

The following relationships are considered to be material relationships that would impair a director’s independence:

•

If a director is an employee or has an immediate family member who is an executive officer of the Company, the director is not independent until three years after the end of the employment relationship.

•

If a director or an immediate family member receives more than $120,000 per year in direct compensation from the Company, the director is not independent until three years after the director or family member ceases to receive such compensation. Disqualifying compensation does not include director and committee fees, pension or deferred compensation for prior service or compensation received by an immediate family member for service as a non-executive officer employee.

•	If:

•	the director is a partner of or employed by, or the director’s immediate family member is a partner of, the firm that is the present internal or external auditor of MSA;

•	the director’s immediate family member is employed by the firm that is the present internal or external auditor of MSA and such family member personally works on MSA’s audit; or

•

the director, or the director’s immediate family member, was within the last three years a partner or employee of the present internal or external auditor of MSA and personally worked on MSA’s audit within that time.

•

If a director or an immediate family member is an executive officer of another company, and any of the Company’s present executives serves on that company’s compensation committee, the director is not independent until three years after the end of such employment or service.

•

If a director is an employee or an immediate family member is an executive officer of a company that makes payments to or receives payments from the Company for property or services, and the amount of such payments in a fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenue, the director is not independent until three years thereafter.

Non-Disqualifying Relationships

The following relationships are not considered to be material relationships that would impair a director’s independence:

•	A director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, in an amount less than 5% of the other company’s total consolidated assets;

•	A director is an executive officer of another company in which the Company owns a common stock interest less than 5% of the other company’s total shareholders’ equity;

•	A director serves as an executive officer of a charitable organization, and the Company’s discretionary contributions to the organization are less than 2% of the organization’s annual revenue; or

•	A director is an executive officer of another company that owns a common stock interest in the Company.

Other Relationships

The Board will annually review commercial and charitable relationships of directors. If a relationship is not one of the non-disqualifying relationships described above, the determination of whether the relationship is material or not, and therefore whether the director is independent or not, is made by the directors who satisfy the independence guidelines set forth under the two preceding captions.

For example, if a director is the executive officer of a charitable organization, and the Company’s discretionary contributions to the organization are more than 2% of that organization’s annual revenue, the independent directors will determine, after considering all of the relevant circumstances, whether the relationship is material, and therefore whether or not the director should be considered independent. The Company will explain in its proxy statement the basis for any Board determination that a relationship is not material, despite the fact that it does not meet one of the safe-harbors under “Non-Disqualifying Relationships” above.

Board Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee and certain other committees. Each committee specified below presently consists of the directors listed. Committee appointments will expire at the 2013 organizational meeting of the Board which takes place following the Annual Meeting of Shareholders. At the organizational meeting of the Board, committee appointments will be made for the following year and will not include the retiring directors.

The Audit Committee presently consists of directors Bruggeworth, Cederna, Garcia-Tunon, Pearse (Chair) and Witmer. Mr. Garcia-Tunon was added as a member of the Committee on February 21, 2013. The Audit Committee, which met six times during 2012, assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and financial reporting process. The Committee selects and recommends annually to the Board and the shareholders the independent registered public accounting firm to audit the Company’s financial statements, approves in advance all audit and non-audit services performed by the independent registered public accounting firm, reviews the plans, findings and recommendations of the independent registered public accounting firm, and reviews and evaluates the performance of the independent registered public accounting firm, its independence and its fees. The Committee reviews and discusses with management and the independent registered public accounting firm the Company’s financial statements and reports and its internal and disclosure controls and matters relating to the Company’s internal control structure. The Committee oversees the Company’s Code of Business Conduct and Ethics and related Company programs governing legal and regulatory compliance, which includes a periodic review with management of the implementation and effectiveness the Company’s compliance programs. The Committee, along with the Board, also oversees the Company’s enterprise risk management program. Pursuant to this program, the Committee reviews with management the Company’s analyses of risks and contingency plans on a quarterly basis. The Board has determined that Director Pearse is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

The Compensation Committee presently consists of directors Bruggeworth (Chair), Hotopp, Unkovic and Witmer. The Compensation Committee, which met five times in 2012, reviews and recommends (to the independent directors for approval) the annual goals, performance and compensation of the Company’s chief executive officer, reviews and approves the compensation of all other executive officers and other key executives, monitors the effectiveness of all other employee benefit offerings, manages the Company’s overall compensation strategy and compensation plans, assesses any risk inherent in these plans and attempts to ensure that such risk is not excessive and is acceptable to the Company and employs, compensates and oversees the Company’s external compensation consultant and assures its independence. The Compensation Committee also administers the Company’s 2008 Management Equity Incentive Plan and predecessor equity plans (collectively, the “Management Equity Plans”).

The Nominating and Corporate Governance Committee presently consists of directors Cederna, Hotopp (Chair), Ryan and Witmer. The Committee, which met six times in 2012, reviews and makes recommendations to the Board regarding the composition and structure of the Board, criteria and qualifications for Board membership, director compensation and evaluation of current directors and potential candidates for director. It is also responsible for establishing and monitoring policies and procedures concerning corporate governance. Further information concerning the Nominating and Corporate Governance Committee and its procedures appears below.

The Finance Committee presently consists of directors Cederna, Garcia-Tunon, Pearse, Ryan, Shaw (Chair) and Unkovic. Mr. Garcia-Tunon was added as a member of the Committee on February 21, 2013. The Committee, which met two times in 2012, reviews and makes recommendations to the Board regarding the Company’s capital structure, dividend policy, financing activities, funding of the Company’s employee benefit plans, liquidity management, corporate financial plans, and strategic financial analyses as requested by the Board.

Corporate Governance Matters

The Board has adopted Corporate Governance Guidelines which cover a wide range of subjects, such as the role of the Board and its responsibilities, Board composition and election, operations and Committees, director compensation, Board and management evaluation and succession planning, director orientation and training and communications with the Board. The Corporate Governance Guidelines, as well as the Charters of the Board’s Audit, Compensation, Nominating and Corporate Governance and Finance Committees and the Company’s Code of Business Conduct and Ethics for directors, officers and employees, are available in the Investor Relations section of the Company’s internet website at www.MSAsafety.com. Such material will also be furnished without charge to any shareholder upon written request to the Corporate Secretary at the Company’s address appearing on page one.

The fundamental criterion for selecting a prospective director is the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a commitment to the mission of the Company are essential. The Board also considers, but does not choose solely on the basis of, the distinctive experiences and perspectives of candidates diverse in race, gender, national origin and past professional accomplishments, when recommending prospective directors for the Company. Other criteria include business and professional experience, public service, other skills and experience needed by the Board, and any other factor considered relevant by the Nominating and Corporate Governance Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

The Board has separated the position of Chairman of the Board and Chief Executive Officer. The current Chairman is Mr. Ryan. Mr. Ryan was Chairman and Chief Executive Officer of the Company from October 1991 until he retired as Chief Executive Officer in May 2008. He remained an employee of the Company until July 1, 2008. As discussed above under “Director Independence,” Mr. Ryan became eligible to be considered an independent director under the corporate governance standards of the New York Stock Exchange on July 1, 2011.

The Nominating and Corporate Governance Committee and the Board continually assess the Company’s Corporate Governance Guidelines and the corporate governance practices of the Board. In connection with this ongoing assessment, in 2012 the Board amended the Corporate Governance Guidelines in two significant respects. First, the Board established the role of lead director to further augment its corporate governance practices. While the Board has determined Mr. Ryan to be an independent director, the Board selected Mr. Witmer as lead director, given Mr. Ryan’s prior service as CEO of the Company. In such role Mr. Witmer will, among other things, work with the Chief Executive Officer in setting meeting agendas and goals, oversee the conduct and administration of board meetings, facilitate communication among directors, support the Chief Executive Officer in ensuring proper communications between the Board and management, support the chairman of the Nominating and Corporate Governance Committee in continuing to enhance corporate governance, and act as chairman of the executive sessions of independent directors.

Second, the Board adopted a resignation policy with respect to uncontested director elections. In accordance with this resignation policy, a director nominee who does not receive a majority of the votes cast in an uncontested election of directors must promptly tender a resignation to the Board. The Board’s procedures for (i) identifying an uncontested election of directors, (ii) determining the majority of votes cast, and (iii) responding to a tender of resignation, are specified in the Corporate Governance Guidelines, which are available on the Company’s web site at www.msasafety.com.

The Board maintains an active structure of independent director leadership. In furtherance of this, the Corporate Governance Guidelines provide that it is the Company’s practice for the independent directors to meet at each Board meeting in executive session, with no members of management present. Prior to Messrs. Ryan and Shaw becoming independent directors, the Board held regular executive sessions of non management directors, as well as at least one executive session of independent directors each year.

From May 2012, the Board’s lead director Mr. Witmer served as chairman of the executive sessions of the independent directors, succeeding Mr. Ryan. Pursuant to the Company’s Corporate Governance Guidelines, the lead director will serve as the chairman of the executive sessions. The audit, compensation, nominating and corporate governance, and finance committees are also each comprised solely of and led by an independent director as defined by the director independence standards of the New York Stock Exchange and the Board’s independence standards.

The Board met six times during 2012. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. All directors attended last year’s annual meeting.

Risk Oversight

The Board as a whole exercises oversight of the Company’s strategic risks and other risks identified through the Company’s enterprise risk management program. Strategic risks are identified in the course of the Board’s review and approval of the Company’s plans and there is regular monitoring of the Company’s performance against the strategic objectives including customer satisfaction metrics as well as periodic review of the activities of competitors. The Board also has oversight of the enterprise risk management program which is managed by the chief financial officer. The enterprise risk management program is designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The Director of Internal Audit is responsible for leading the formal risk assessment and reporting process within the Company. The Director of Internal Audit, through consultation with the Company’s senior management, periodically assesses the major risks facing the Company and works with the executive leadership team and others responsible for managing each risk to identify and consider appropriate mitigation elements to each risk, and develop risk contingency plans as appropriate. This analysis is reviewed quarterly with the Audit Committee and annually with the full Board, and input from the Board is considered in the analysis.

In addition to the Board oversight described above, each committee has various risks that it oversees. For example, the Audit Committee is responsible for reviewing the Company’s risk management policies and procedures, as well as its major financial risk exposures, and the processes management has established to monitor and control such exposures. The Compensation Committee monitors risk inherent in the Company’s compensation policies and practices and those related to the recruitment and retention of employees. The Nominating and Corporate Governance Committee monitors risks related to Board performance and the Company’s governance practices.

The Compensation Committee has evaluated the risks arising from the Company’s compensation policies and practices for its employees, including review of examinations by Pay Governance, LLC, the Compensation Committee’s compensation consultant, of the compensation philosophy, design, governance and administration of compensation policies and practices provided to MSA’s executives, and information developed by management regarding programs provided to other non-executive employees. Based on this, the Committee concluded again in February 2013 that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Board Recommendation and Required Vote

In the election of directors for terms expiring in 2016, the two candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors, subject to the resignation policy described above.

A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting. Shares for which neither a vote “for” or “withheld” is selected (e.g., broker non-votes) will not be counted in determining the total votes cast for this matter.

The Company’s Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2013 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

The Board of Directors and its Nominating and Corporate Governance Committee recommend a vote FOR the election of the nominees, each of whom has consented to be named as a nominee and to serve if elected. Properly submitted proxies which are timely received will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Corporate Governance Committee in the event a nominee named becomes unavailable for election.

EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will describe the material components of our executive compensation program for our “Named Executive Officers,” referred to herein as “Named Officers,” whose compensation is set forth in the 2012 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	William M. Lambert, President and Chief Executive Officer

•	Dennis L. Zeitler, Senior Vice President, Chief Financial Officer and Treasurer

•	Ronald N. Herring, Jr., Vice President; President, MSA Europe, Russia, Middle East, and India

•	Joseph A. Bigler, Vice President; President, MSA North America

•	Kerry M. Bove, Vice President; President, MSA Asia, Australia, Africa, and Latin America

We will also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee of the Board (the “Committee”) arrives at specific compensation policies and decisions involving the Named Officers. These programs and processes are driven by the Committee’s desire to continually increase shareholder value while assuring sound corporate governance, transparency and alignment with MSA’s Vision and Values.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

EXECUTIVE SUMMARY

Our Business

We are a global manufacturing business with approximately $1.169 billion of revenues in 2012, with operations in North America, South America, Asia, Europe, Middle East, Australia and South Africa. We manufacture and market a wide array of personal protective equipment, including respiratory protection, head, eye, face and hearing protection, fall protection, fixed gas and flame detection systems, portable gas detection instruments and various other safety related products.

The primary goal of the Company is to increase shareholder value over the long-term. We believe that this is best accomplished by achieving our vision “to be the world’s leading provider of safety solutions that protect workers when life is on the line;” continually improving our financial performance; and maintaining a productive, diverse, and motivated work force. The role of our management and Board is to develop and implement effective long-range strategic plans and annual operating plans to achieve these goals. Compensation programs and performance-based incentives are designed to target the median market compensation for executives when these plans are met, above median compensation when they are exceeded, and below median compensation when they are not met.

For fiscal year 2012, revenues remained relatively flat at $1.169 billion while net income attributable to Mine Safety Appliances Company increased to approximately $90.6 million (an increase of 29.8% from 2011). This revenue and income growth reflects the efforts and results of management in 2011 and 2012.

2012 Executive Compensation Overview

The Committee has developed executive compensation programs comprised of three primary components: salary; performance-related annual incentives; and equity grants which are also largely performance related. In establishing the performance metrics for the 2012 annual incentive, the Committee recognized that MSA would have to continue navigating a challenging economic environment with significant cost reductions, investments in restructuring worldwide, and investments in select strategic initiatives and new product development. The 2012 business plan was designed to position the Company to grow and enter 2013 in a stronger strategic and competitive position for the years ahead. We believe we have accomplished that goal in 2012.

Specifically, the Company was able to exceed many of its financial goals for 2012 and most of its strategic and productivity goals for the year.

The Company had several key areas of focus in 2012 including:

•	Financial performance goals

•	European business transformation goals

•	General Monitors integration

•	Corporate strategy key milestone achievement, including emphases on core products and emerging markets

•	Worldwide productivity and restructuring goals

The above areas of focus correlate with the Named Officers’ performance metrics within the cash incentive plan and help drive cash flow, operating profits and consolidated net income attributable to Mine Safety Appliances Company. As a result of the positive performance attained in each of these key areas, our Named Officers earned cash incentive awards pursuant to our annual incentive program ranging between 119% and 131% of target.

To emphasize the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, the Company’s incentive arrangements are based on the achievement of specific performance goals that support our business

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

strategy. Our annual incentive program focuses on achieving key performance metrics such as those mentioned above. Our long-term incentive program includes stock options, time-vesting restricted stock and performance stock units. Stock options reward for increases in our share price. Our performance stock unit program was revised in 2011 to better align rewards to shareholder return by changing the performance metric from RONA to total shareholder return (“TSR”) compared to our peer group. Time-vesting, restricted shares vest after three years of continued employment, providing the Company with a valuable retention incentive and alignment with shareholders rewards for increases in stock price. Grants made in 2011 and 2012 have increased in value but remain unvested thereby providing the Company with important retention benefits.

During 2012, the Committee re-assessed the design and administration of all executive compensation programs to ensure that those programs meet our performance requirements, deliver on our “Core Principles,” and do not promote unnecessary risk-taking. The Committee also reviewed policies such as stock ownership and retention requirements, and compensation recoupment. In addition, long-term incentive vesting provisions, capped incentive awards, and an emphasis on team-based metrics serve to mitigate risk. As a result, the Committee concluded that the Company’s compensation programs effectively accomplish their intended goals, and do not promote unwanted risk taking that could be detrimental to the Company.

At the annual shareholders’ meeting in May 2012, the executive compensation of the Company’s Named Officers was approved by our shareholders, with 98.8% of the votes cast voting in favor of the proposal. The Committee considered this vote in connection with its determination of compensation policies and decisions and has concluded that the Company will maintain its existing compensation philosophy for 2013.

Philosophy and Objectives of the Executive Compensation Program

The objectives of MSA’s executive compensation programs, which cover not only the five Named Officers in the Summary Compensation Table, but all officers of the Company, are to improve shareholder value over the long-term by attracting, retaining and motivating superior executive talent who will drive robust financial and operational performance and enable the Company to achieve its goals. Our program is guided by a philosophy that strives to align target compensation at the middle (50th percentile) of the market for total direct compensation, retirement and other benefits. Elements of total direct compensation include salary, performance-based cash, equity incentives and benefits. Our program is designed to provide an above-market compensation opportunity for performance exceeding annual budget and peer group norms. We believe that this philosophy enables the Company to attract and retain superior executive talent by providing the opportunity to work in a highly ethical, growing and team-oriented Company.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The design of our compensation programs is driven by the following “Core Principles” which support our objectives:

CORE PRINCIPLES	OBJECTIVE

•Executive compensation should be aligned to the achievement of corporate goals and objectives and provide line of sight to annual and long-term corporate strategies without promoting unacceptable levels of risk to the Company.

Improve shareholder value

•A significant portion of an executive’s compensation should be “performance-based” and should hold executives accountable for the achievement of corporate objectives and increases in shareholder value.

Improve shareholder value

•The compensation program should promote an “ownership culture” through the use of stock-based compensation and ownership guidelines that clearly define expected levels of ownership in MSA’s stock.	Improve shareholder value

•The compensation program should reward each executive’s individual performance and unique responsibilities while assuring a fair and competitive approach.	Attract, retain and motivate superior talent

•The compensation program should recognize and reward an executive’s loyalty and tenure with the company by providing financial security following retirement.	Attract, retain and motivate superior talent

Components of Executive Compensation Program

Building on these core principles, our executive compensation program contains both cash and stock-based components designed to meet specific objectives of the Committee. The Committee considers both annual and long-term Company goals and strives to develop incentives that motivate executives to achieve these goals. Cash payments are provided through an executive’s base salary and a performance-based annual incentive. Company stock is provided through the use of stock options, time-vesting restricted stock and, beginning in 2009, performance based stock units. The Committee has chosen to align its cash incentive program with the achievement of annual internal financial and strategic goals, and its performance based stock units program with total shareholder return (TSR) performance relative to peers.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Executives participate in a retirement plan that provides for post-employment financial security, and some executives are provided with a limited number of perquisites (company car, financial counseling, and limited club memberships) that the Committee believes serve a business purpose, are common in the market and are of modest cost to the Company. Executives also participate in a severance plan that provides certain benefits to executives should their jobs be terminated following a change in control of the Company. The specific rationale for why the Committee has chosen to provide each element of compensation is as follows:

COMPENSATION COMPONENT	KEY CHARACTERISTICS	PURPOSE	PRINCIPAL 2012 ACTIONS
Base Salary	Fixed cash compensation component. Reviewed annually and adjusted, if and when appropriate.	Intended to compensate an officer fairly for the responsibility level of the position held.	Base salary increases for Named Officers in 2012 ranged from 2.5% to 13.5% based on the 2011 performance year and individual performance review, and where the executive fell with respect to market median.
Annual Incentive Awards	Variable cash compensation component. Payable based on corporate and business unit performance and level of individual contributions to that performance.	Intended to motivate and reward officers for achieving our business objectives that drive overall performance.	The Named Officers received annual incentive awards in 2013 for 2012 performance ranging from $203,068 to $841,348 and 119% to 131% of target.
Long-Term Incentive Awards	Variable stock component. Actual amounts earned vary based on corporate and share price performance.	Intended to motivate officers to achieve our business objectives by tying incentives to the performance of our Common Stock over the long-term; and to reinforce the link between the interests of our officers and our shareholders.	The Named Officers received long-term incentive awards with grant date values ranging from $323,618 to $1,715,499 in February 2012.
Health and Welfare Plans and Retirement Plans	Fixed compensation component.	Intended to provide benefits that promote employee health and support employees in attaining financial security.	The Board took action in December 2012 to close the Supplemental Pension Plan to new entrants as of December 31, 2012.
Perquisites and Other Personal Benefits	Fixed compensation component.	Intended to provide a business-related benefit to our Company, and to assist in attracting and retaining officers.	No changes to programs in 2012 that affected Named Officers.
Post Employment Compensation	Fixed compensation component.	Intended to provide temporary income following an officer’s involuntary termination of employment and, in the case of a change of control, to also provide continuity of management.	No changes to programs in 2012 that affected Named Officers.

The Committee believes that all of these components, taken as a whole, provide an attractive compensation package that aligns with the Company’s annual and long-term goals and enables the Company to attract, retain and motivate superior executive talent. As a means of mitigating risk, the Committee has adopted policies such as share ownership and retention guidelines, which require executives to maintain a certain level of ownership of MSA stock, and a compensation recoupment

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

policy that provides the Committee with the ability to recoup certain awards previously paid or earned based on financial results that were later restated downward, and discretionary authority held by the Committee that allows modification of any payouts from any plan.

Performance-Based Incentives. The Committee believes that a significant portion of a Named Officer’s compensation should be delivered through performance-based incentive compensation components. The Committee has identified meaningful financial and shareholder performance objectives that align with the business, are measurable, and are used by management on a day-to-day basis to pursue its business strategy. The Committee has chosen the following measures for use in the Company’s incentive arrangements that support and align with the Company’s business strategy:

PERFORMANCE MEASURE	ANNUAL CASH INCENTIVE PLAN	LONG-TERM INCENTIVE PLAN	RATIONALE FOR USE

Stock Price		X	Indicator of shareholder value creation
Total Shareholder Return (TSR)		X	Indicator of shareholder value creation
Return on Net Assets (RONA)	X	X	Promotes the efficient use of capital over the short- and long-term
Net Income	X		Encourages bottom-line profitability
Operating Profit	X		Encourages operating profitability
Gross Profit Margin	X		Promotes process efficiency
Free Cash Flow	X		Encourages activities that increase the cash available for dividends, investment in the business and debt repayment

In summary, the Committee believes that the best way to reward executives is to combine a program of cash incentives (based on annual financial performance goals) with stock options and performance based stock awards – the value of which is based on increases in the Company’s stock price and, in part, on performance versus long-term financial performance metrics.

The Company’s incentive plans (annual and long-term) are targeted to reward executives at the middle (50th percentile) of the market for achieving expected or targeted performance levels. For example, our annual incentive plan is designed to pay above the targeted level and, therefore, above the middle of the market if the Company’s performance exceeds our goals and expectations, subject to a cap upon maximum performance. If the Company’s performance falls below our goals and expectations, the annual incentive plan is designed to pay below the targeted level. If actual performance falls below a certain threshold level, our annual incentive plan is designed to pay nothing. This variable aspect of our annual incentive arrangement is also present in our long-term stock plans. For instance, we use stock options in our long-term incentive plan such that if the stock price falls below the exercise price they are of no value to the executive. Grants made in 2010, 2011, and 2012 have now increased in value. The 2011 and 2012 grants remain unvested thereby providing the Company with important retention benefits. Our performance based stock units incorporate a performance threshold below which no payments are made.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following table shows the allocation of performance-based versus fixed compensation components for our Named Officers at targeted levels in 2012:

PERCENT OF COMPENSATION AT RISK

Named Officer	Performance- Based (1)	Fixed (2)
William M. Lambert	58.5%	41.5%

Dennis L. Zeitler	49.6%	50.4%

Ronald N. Herring, Jr.	47.6%	52.4%

Joseph A. Bigler	49.0%	51.0%

Kerry M. Bove	47.5%	52.5%

(1) Includes the target value of 2012 non-equity incentive award, the grant date fair value of performance stock units at target and the grant date fair value of stock options granted in February 2012.

(2) Includes base salary earned in 2012 plus the grant date fair value of time-vesting restricted stock granted in February 2012. Time-vesting restricted stock is included in the “fixed” column because there are no performance conditions to its vesting (other than continued employment), but unlike base salary, the ultimate value of restricted stock is inherently performance based.

COMPENSATION OVERSIGHT PROCESS

Role of the Committee. The Committee has responsibility for the oversight and decision making regarding executive compensation except for CEO compensation, which is approved by the independent directors as described below. The Committee has engaged an outside compensation consultant, Pay Governance, LLC to provide assistance and guidance on compensation issues. The consultant provides management and the Committee with relevant information pertaining to market compensation levels, alternative compensation plan design, market trends and best practices. Pay Governance is considered to be independent by the Committee. Except for services to market price several global executive positions in 2012, which were requested by management and authorized in advance by the Committee, the consultant provided only executive compensation consulting services to the Committee and director compensation consulting services to the Nominating and Corporate Governance Committee. Further, the Committee has not discovered any conflicts of interest that were raised by the work of the consultant involved in determining or recommending executive compensation.

At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee’s desire, may include its independent consultant. Management assists in the coordination and preparation of the meeting agenda and materials for each meeting, which are reviewed and approved by the Committee Chairman. Meeting materials are mailed to Committee members for review approximately one week in advance of each meeting. The Committee met five times in 2012 and held an executive session at each meeting which excluded members of management.

For the Chief Executive Officer’s compensation, the Committee develops proposals and presents them to the full Board’s independent directors for their approval. Compensation decisions regarding all other officers are approved by the Committee. The Committee considers the recommendations of the Chief Executive Officer when making compensation decisions regarding all other officers.

Role of the Compensation Consultant. The Committee has retained Pay Governance, LLC as its executive compensation consultant. The compensation consultant reports directly to the Committee and the Committee may replace the compensation consultant or hire additional consultants at any time. The compensation consultant attends meetings of the Committee, as requested, and communicates with the Committee Chairman between meetings; however, the Committee makes all decisions regarding the compensation of our officers.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The compensation consultant provides various executive compensation services to the Committee pursuant to a written consulting agreement approved by the Committee Chairman. Generally, these services include advising the Committee on the principal aspects of our executive compensation program and evolving industry practices, and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to its performance.

During 2012, the compensation consultant performed the following specific services for the Committee:

•	Provided presentations on executive compensation trends and external developments.

•	Provided an annual competitive evaluation of total compensation for the Named Officers, as well as our overall compensation program.

•	Provided recommendation on all officers’ total compensation.

•	Reviewed Committee agendas and supporting materials in advance of each meeting, and raised questions/issues with management and the Committee Chairman, as appropriate.

•	Reviewed drafts and commented on the compensation discussion and analysis for the proxy statement and the related compensation tables.

In addition, the compensation consultant attended meetings of the Committee during 2012 as requested by the Committee Chairman.

The Committee retains sole authority to hire the compensation consultant, approve its annual fees, determine the nature and scope of its services, evaluate its performance, and terminate its engagement.

Use of Competitive Data. The Committee reviews data related to compensation levels and programs of other companies prior to making its decisions. The Committee engages its consultant to perform a comprehensive assessment of compensation levels provided to executives among a peer group of companies. These companies are selected based on the following criteria:

•	Annual revenues that range from approximately half to double (approximately $500 million to $2 billion in 2012) our annual revenues

•	Manufacturing process representing various MSA industry sectors and technologies

•	Global operations and customer base

For 2012, the peer group consisted of the following 22 companies:

Albany International Corp. Brady Corp. Checkpoint Systems Inc. CLARCOR Inc. Donaldson Company ESCO Technologies Inc. Federal Signal Corp. FLIR Systems Gentex Corp. IDEX Corporation Invacare Corp.

Matthews International Corp.

Mettler-Toledo International Inc.

Moog Inc.

Nordson Corp.

PerkinElmer Inc.

Robbins & Myers Inc.

Roper Industries Inc.

Simpson Manufacturing Co. Inc.

Standex International Corp.

STERIS Corp.

Waters Corporation

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Committee re-assesses the peer group composition annually and may periodically make changes, usually by adding companies that may better meet our selection criteria or by removing companies that may have experienced change, such as acquisition, or no longer fit our selection criteria. In 2012, the Committee, through its consultant, conducted a review of the peer companies which resulted in the conclusion that no changes were necessary other than the deletion of Force Protection due to its acquisition by General Dynamics in December 2011 and the deletion of Ceradyne due to its acquisition by 3M in December 2012.

The consultant conducts an annual analysis of the most recent proxy disclosures for the peer group companies in order to understand the compensation ranges for base salary, and the annual and long-term incentives provided to the peer group named executive officers. In addition, regression analysis is applied to data from compensation surveys conducted by Towers Watson representing nearly 1,000 general industry companies. The Committee believes that the combination of these comprehensive data sources allows it to understand the market compensation ranges for both the Named Officers and positions below the Named Officers based on the duties and responsibilities of each position and to determine the level of compensation needed to target the middle (50th percentile) of the market.

The market compensation data is further used to develop a market compensation structure which includes salary grades with midpoints. Each executive is assigned to a salary grade where the midpoint of the grade approximates the median (50th percentile) of the market salary level for that position. Each salary grade has a salary range around the midpoint and has a corresponding annual and long-term incentive award opportunity that also aligns with the middle (50th percentile) of the market. In assigning an executive to a salary grade, the Committee also considers internal factors that may, in a limited number of instances, impact the grade assignment of an executive.

In addition to the market data, the Committee considers the following factors when making compensation decisions:

•	Individual and Company performance

•	Experience in the position

•	Current compensation relative to market median

An assessment of these factors could result in actual compensation being positioned modestly above or below the desired middle (50th percentile) of the market positioning. The Committee does not consider amounts earned from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation for the following year. The Committee believes that this would not be in the best interest of retaining and motivating executives.

In order to assess the impact of its executive compensation decisions, the Committee reviews a summary report – or “tally sheet” – of total compensation provided to each officer. The tally sheet includes the total dollar value of annual compensation, including salary, annual and long-term incentive awards, annual increase in retirement accruals and the value of other benefits and perquisites. The tally sheet also provides the Committee information pertaining to equity ownership, future retirement benefits, and benefits the Company is required to provide to each executive under various termination scenarios. The Committee’s review of the tally sheet information is an integral part of its decision making process each year.

DETERMINATION OF EXECUTIVE COMPENSATION AMOUNTS

Fixed Cash Base Salary. The Company provides executives with a base salary in order to attract and retain executive talent. Base salary is designed to be competitive with other organizations and is sensitive to the skill level, responsibility and experience of the executive. Base salary for each executive is determined through our external benchmarking process and an internal comparison to other executives at the Company to ensure internal equity. Base salary levels are targeted to the middle (50th percentile) of the market, although the Committee considers base salary levels that fall within plus or minus 10% of the market median to be competitive.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Base salary adjustments are considered and are affected by each executive’s individual performance assessment based on a rigorous performance management process called “PMP.” This individual process details an executive’s annual accomplishments compared to performance expectations established at the outset of each year, and also assesses the individual’s behaviors used to achieve the performance level. The CEO develops and recommends to the Committee annual base salary adjustments for each executive primarily by evaluating individual performance using the PMP process.

The Committee performs a similar comprehensive evaluation of the CEO’s performance against pre-determined annual operational and strategic goals previously approved by the independent directors of the Board, and determines his recommended annual base salary increase based on the outcome of this evaluation. This salary recommendation is then also approved by the independent directors. At its February 2012 meeting, the Committee approved salary increases ranging from 2.5% to 13.5% for the Named Officers. Following these adjustments, salary levels were positioned as follows relative to the market median targeted level: Mr. Lambert 4% below median, Mr. Zeitler 1.9% below median, Mr. Bigler 4.5% below median, Mr. Herring 1.5% below median, and Mr. Bove 2.3% below median.

Performance-Based Annual Cash Incentive. The Company provides executives with an annual cash incentive based on (a) the MSA Non-CEO Executive Incentive Plan (NCEIP), which directly rewards the accomplishment of key corporate and/or geographical or business unit performance goals and (b) the CEO Annual Incentive Award Plan (AIAP) which has been approved by shareholders and is administered within the requirements necessary to attempt to retain the tax deductibility of the CEO’s annual incentive award under Section 162(m) of the Internal Revenue Code. Additionally, each executive, including the CEO, is eligible for a program known as the “Enhanced Bonus” that rewards participants only when the Company’s budgeted consolidated net income attributable to Mine Safety Appliances Company exceeds pre-set targets. Under the Enhanced Bonus feature, annual incentive awards earned under the NCEIP or AIAP, which are each limited to a maximum payout of 150% of target, may be increased from 0% to 50% if the Company’s consolidated net income attributable to Mine Safety Appliances Company exceeds the target. The enhancement is interpolated at performance levels between target and 125% of target. For each 1% increase in actual consolidated net income attributable to Mine Safety Appliances Company above target, earned awards under the NCEIP and AIAP are increased by 2%. For example, at performance of 105% of target, the incentive is increased by 10%. The incentive is increased by 50% if the Company exceeds the target by 25% or more, resulting in a total bonus opportunity of 225% of target should performance achieve or exceed maximum levels for all metrics. The Committee believes that the increased performance leverage that the Enhanced Bonus is designed to provide is in the best interests of our shareholders by motivating our senior management to exceed bottom line profitability targets in addition to important Company and business unit performance metrics. The AIAP was amended in February 2012 and was approved by shareholders, to expand the list of performance criteria upon which tax-deductible awards may be granted to the CEO, which will allow the Company to measure performance against a larger array of performance metrics.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following chart illustrates how the enhanced bonus feature rewards performance that exceeds targets under the NCEIP and AIAP, thereby assuring that executive reward is aligned to shareholder value. The Committee took action in 2012 to limit the total possible payout to 200% of the target for 2013.

(1) Per Pay Governance, LLC research

Under the NCEIP and AIAP, the target incentive opportunity (paid for achieving target performance) for each Named Officer is aligned with the executive’s salary grade level and the middle (50th percentile) of the market as determined through our external benchmarking process, although the Committee considers target incentive opportunities between plus or minus 10 percentage points of the market median to be competitive. If actual performance drops below 70% of the performance target, payout drops to zero.

The following table shows the percent of salary midpoint and dollar amount of incentive that would be earned if actual performance was equal to targeted performance.

2012 TARGET CASH INCENTIVE AWARD

Named Officer	Percent of Salary Midpoint (1)	NCEIP/AIAP Target Award (2)
William M. Lambert	90%	$657,000
Dennis L. Zeitler	55%	$206,030
Ronald N. Herring, Jr.	50%	$170,325
Joseph A. Bigler	55%	$187,358
Kerry M. Bove	50%	$170,325

(1)	Percent of salary midpoint is the percent multiplied by the executive’s salary grade midpoint during 2012 to calculate the target award. The target awards shown above reflect 2012 midpoints.
(2)	Target award is the amount that would be paid to the executive assuming all Company and individual performance goals are met per that executive’s performance metrics.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Actual NCEIP award payments are based primarily on the achievement of a variety of Company financial goals, but may also have a discretionary personal performance factor applied based on the accomplishment of an executive’s individual goals. An executive’s individual performance goals are a mix of objective, subjective and strategically-oriented goals within the executive’s control or to which he or she contributes in a meaningful way.

When making his recommendations, the CEO rates each executive’s accomplishments relative to these goals and may increase or decrease the calculated NCEIP bonus amount by up to 20%.

Actual AIAP award payments for the CEO for 2012 were based 33.34% on achievement of consolidated net income attributable to Mine Safety Appliances Company, as defined by generally accepted accounting principles, 33.33% on achievement of consolidated free cash flow and 33.33% on achievement of consolidated operating margin, all relative to the pre-determined goals established and approved by the Committee. The Committee also recommends for Board approval annual operational and strategic goals for the CEO. The independent directors of the Committee may use their discretion to reduce the size of the CEO’s calculated award based on his performance relative to his individual goals, but may not increase it. This is necessary to attempt to retain deductibility under Internal Revenue Code Section 162(m).

If performance is below minimum threshold level the payout goes to zero. In addition to these opportunities, the Enhanced Bonus feature may add up to 50% to the calculated NCEIP or AIAP award depending on the level of consolidated net income attributable to Mine Safety Appliances Company performance above target. The maximum award opportunity under all plans combined is 225% of target for each executive including the CEO. Actual awards paid for 2012 performance are included in the Summary Compensation Table on page 31 under the column Non-Equity Incentive Plan Compensation. Award opportunities for each Named Officer under the combined plans for 2012 at threshold, target and maximum are included in the Grants of Plan-Based Awards table on page 32 under the columns Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

In 2012, performance measures and goals were approved by the Committee at its February meeting. For the Chief Executive Officer and the other Named Officers, the Committee and, in the case of the CEO, independent directors of the full Board, approved the following performance targets:

PERFORMANCE TARGETS FOR ANNUAL CASH INCENTIVE

President and Chief Executive Officer – William M. Lambert

(Dollars in millions)

Performance Measure	Weighting	2012 Actual Performance	Pre-Established 2012 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income attributable to Mine Safety Appliances Company	33.34%	$90.6	$62.3	$89.0	$115.7
Consolidated Operating Margin Percentage	33.33%	13.1%	9.8%	12.3%	14.8%
Consolidated Free Cash Flow[1]	33.33%	$115.8	$48.8	$69.7	$90.6

Senior Vice President, Chief Financial Officer and Treasurer – Dennis L. Zeitler

(Dollars in millions)

Performance Measure	Weighting	2012 Actual Performance	Pre-Established 2012 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income attributable to Mine Safety Appliances Company	33.34%	$90.6	$62.3	$89.0	$115.7
Consolidated Operating Margin Percentage	33.33%	13.1%	9.6%	12.0%	14.4%
Consolidated Free Cash Flow[1]	33.33%	$115.8	$48.8	$69.7	$90.6

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Vice President and President, MSA Europe, Russia, Middle East and India – Ronald N. Herring, Jr.

(Dollars in millions)

Performance Measure	Weighting	2012 Actual Performance	Pre-Established 2012 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income attributable to Mine Safety Appliances Company	25%	$90.6	$62.3	$89.0	$115.7
Free Cash Flow from Operations[2] – MSA Europe[3]	25%	$20.3	$4.0	$5.7	$7.4
Operating Income – MSA Europe[3]	25%	$32.0	$22.0	$31.4	$40.8
Consolidated Fixed Gas and Flame Detection Index[4]	25%	104%	80%	100%	120%

Vice President and President, MSA North America – Joseph A. Bigler

(Dollars in millions)

Performance Measure	Weighting	2012 Actual Performance	Pre-Established 2012 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income attributable to Mine Safety Appliances Company	25%	$90.6	$62.3	$89.0	$115.7
Free Cash Flow from Operations[2] – MSA North America[3]	25%	$52.0	$28.7	$41.0	$53.3
Operating Income – MSA North America[3]	25%	$113.3	$71.5	$102.1	$132.7
Consolidated Fixed Gas and Flame Detection Index[4]	25%	104%	80%	100%	120%

Vice President and President, MSA Asia, Australia, Africa and Latin America – Kerry M. Bove

(Dollars in millions)

Performance Measure	Weighting	2012 Actual Performance	Pre-Established 2012 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income attributable to Mine Safety Appliances Company	25%	$90.6	$62.3	$89.0	$115.7
Free Cash Flow from Operations[2] – MSA International[3]	25%	$33.3	$16.9	$24.2	$31.5
Operating Income – MSA International[3]	25%	$44.7	$32.1	$45.9	$59.7
Consolidated Fixed Gas and Flame Detection Index[4]	25%	104%	80%	100%	120%

1 Net cash flow from operations minus capital expenditures.

2  Net cash flow from operations minus capital expenditures, excluding net cash paid or received on pre-1986 insurance policies.

3 For geographic business metrics and certain consolidated metrics, a currency adjusted target will be used to compute the annual incentive payment.

4 Fixed Gas and Flame Detection Index = 50% Revenue and 50% Gross Margin for Fixed Gas and Flame Detection Product Groups.

The Committee chose consolidated net income attributable to Mine Safety Appliances Company as the primary corporate performance goal for 2012 for all Named Officers. Certain of the Named Officers are also measured by other performance goals appropriate to their job duties. The Committee believes that these measures are the best indicators of performance produced as a result of our executives’ efforts and is reflective of their individual areas of responsibility.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Long-Term Incentive Compensation. Our long-term incentive program represents a significant portion of an executive’s total compensation package. Awards under this program are considered “at risk,” which means they can increase or decrease in value based on fluctuations in our stock price. In selecting the appropriate long-term incentive vehicles, the Committee made its decisions based on its desire to reward for long-term stock price appreciation, to promote loyalty and tenure with the Company and to increase executives’ alignment with shareholders. Stock options and time-vesting restricted stock were chosen to meet these attributes. These awards are granted under the shareholder-approved 2008 Management Equity Incentive Plan (MEIP). In 2009, performance stock units were added to the mix of equity instruments, replacing an equivalent portion of previously allocated stock options, to place additional emphasis on the objective of maximizing the return on net assets. In 2011, the mix was changed to one-third stock options, one-third time-vesting restricted stock awards and one-third performance stock units, which increased the use of performance stock units as a long term compensation tool.

The following table illustrates the calculation and allocation of the long-term incentive compensation. This table and the table of Grants of Plan-Based Awards use the amounts computed in accordance with FASB ASC Topic 718.

LONG-TERM INCENTIVE COMPENSATION

			Allocated to
	1/1/2012 Salary Midpoint	2012 Stock Multiplier [1]	Stock Options (33.3%)	Restricted Stock (33.3%)	Performance Stock Units (33.3%)	Option Award Value[2]	Restricted Stock Award Value[3]	Performance Stock Units Award Value[4]
	(1)	(2)	(3)	(4)	(5)	(1) x (3)	(1) x (4)	(1) x (5)
William M. Lambert	$730,000	235%	78.33%	78.33%	78.33%	$571,833	$571,833	$871,833

Dennis L. Zeitler	$374,600	125%	41.67%	41.67%	41.67%	$156,083	$156,083	$156,083

Ronald N. Herring, Jr.	$340,650	95%	31.67%	31.67%	31.67%	$107,873	$107,873	$107,873

Joseph A. Bigler	$340,650	110%	36.67%	36.67%	36.67%	$124,905	$124,905	$124,905

Kerry M. Bove	$340,650	95%	31.67%	31.67%	31.67%	$107,873	$107,873	$107,873

1 Stock multiplier is the percentage effective as of January 1, 2012.

2 Options awarded = Option Award Value divided by the Black-Scholes option value on the date of the award. Actual amount may vary due to rounding to nearest share value.

3 Shares awarded = Restricted Stock Award Value divided by the closing stock price on the date of the award. Actual amount may vary due to rounding to nearest share value.

4 Units awarded = Performance Stock Units Award Value divided by the closing stock price on the date of the award. Actual amount may vary due to rounding to nearest share value. Amounts shown in this column may differ from amounts shown in the compensation tables contained in this proxy statement due to differences in the method of calculating fair market value in such compensation tables in accordance with FASB ASC Topic 718.

NOTE: A stock multiplier is the percentage of the Named Officer’s salary midpoint that is awarded in annual equity grants as long term incentives. Stock multipliers are market based and determined with the assistance of the Committee’s outside compensation consultant.

Long-term incentive opportunities are developed for each executive salary grade based on the middle (50th percentile) of the market. While the Committee reviews these long-term incentive opportunities annually, it typically only adjusts the individual opportunities periodically as market median long-term incentive data tends to be volatile, increasing or decreasing for certain positions more frequently than salary or annual incentive data. As a result, each Named Officer’s long-term incentive opportunity has been the same for the last several years even though the market has moved up and down over this

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

time frame. The allocation in 2012 of long-term incentive compensation opportunities to one-third stock options, one-third time-vesting restricted stock awards and one-third performance stock units demonstrates the Committee’s desire to base a large portion of an executive’s long term incentive on performance-based vehicles.

Stock Option Awards. Stock options are a performance motivator for executives to increase shareholder value. The Committee has chosen to use stock options because of the alignment they provide with our shareholders and the value realized by the executive is limited to the increase in our stock price in excess of the option’s exercise price, which is equal to the closing stock price on the date of grant. If our stock price drops below the exercise price, the option provides no value to the executive.

The Company computes the fair value of each stock option in accordance with FASB ASC Topic 718, and expenses this amount over the vesting period.

The valuation methodology used to calculate the share grants and to calculate the accounting expense is the same. Each option has vesting provisions that require continued employment of the executive thereby promoting the retention of the executive. Stock options vest 100% three years following grant. The options are exercisable after they vest and until they expire, which is generally on the tenth anniversary following the grant date.

In order to deliver stock options in the most tax efficient means to our executives, incentive stock options are provided, to the extent IRS limits permit, along with non-qualified stock options. The benefit of receiving incentive stock options is that realized gains are taxed at the lower capital gains rate instead of at an executive’s higher normal income tax rate, if certain holding period requirements are met. The exercise price is 100% of the fair market value on the grant date.

Performance Stock Units. The Company introduced this type of equity grant in 2009 to incentivize the achievement of one or more specific goals promoting long-term shareholder value. At the date of grant, a target number of shares is established based on the share value at the time of the award and present dollar value of the compensation intended to be delivered. Ultimately the number of shares awarded at the end of the performance period varies based on the achievement of corporate goals.

The target number of shares will vest if the target performance goals are met. If “excellence” goals are met, the number of shares vested will be doubled. If only the minimum “threshold” performance is achieved, one half of the target number of shares will vest. If performance is below “threshold,” the entire award will be forfeited. At performance levels between threshold, target and excellence, awards will be interpolated. There are no shares issued until the end of the performance period. Therefore, there are no dividend rights or voting rights associated with this form of long-term incentive until the shares are actually issued upon performance goals being met.

The goal for the 2010 grant was based on a three-year performance period. The metric is based on return on net assets (RONA) as compared to our peer group. Target payout will be made if our RONA is equal to the 50th percentile of our peer group, threshold payout will be made if our RONA is equal to the 25th percentile of our peer group and excellence payout (double the target award) will be made if our RONA is equal to or above the 75th percentile of our peer group.

For the grants made in 2011 and 2012, the performance metric was changed to Total Shareholder Return (TSR) compared to the peer group. The performance period is three years. At the end of the first year of the performance period, if the TSR is at or above the 50th percentile of the peer group TSR, one fourth of the target number of shares will be issued as time-vesting restricted stock, subject only to forfeiture in the event of termination of employment prior to the end of the three-year performance period. At the end of the second year of the performance period, if the two year cumulative shareholder return is at or above the 50th percentile of the peer group, one half of the target shares less any shares earned at the end of the first year will be issued as time-vesting restricted stock, subject only to forfeiture in the event of termination of employment prior to the end of the three-year performance period. At the end of the third year of the performance period, if the three year

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

cumulative TSR is at the 50th percentile of the peer group, the target number of shares will be earned less any shares earned in the previous two years. If the TSR is at or above the 75th percentile of the peer group at the end of the third year, two times the target number of shares will be earned less any shares earned during the first two years of the performance period. If the TSR is below the 25th percentile of the peer group at the end of the third year, no shares will be earned for that period. Also, if the TSR is at or above the 25th percentile but is a negative number, then the maximum number of shares earned is limited to one half of the target shares. However, time-vesting restricted shares that were issued during the first two years of the performance period will not be forfeited and will become vested at the end of the three years based upon the officer’s continued employment. For performance between the 25th percentile and the 75th percentile interpolation will be used to determine the actual numbers of shares earned. The 2011 grant has had performance above the 50th percentile in year one and year two; therefore, 50% of the shares have been earned. The 2012 grant had performance above the 50th percentile in year one; therefore, 25% of the shares have been earned.

Time-Vesting Restricted Stock. The Committee has selected time-vesting restricted shares in order to create and encourage an ownership culture and to serve as a retention tool. Restricted shares vest 100% on or about the third anniversary following the date of grant. The fair value of restricted shares is the fair market value on the date of grant, and the recipient is charged with income for Federal income tax purposes in the year of vesting and at the market value as of the date that vesting restrictions lapse. The restricted shares include voting rights and the right to dividends during the vesting period.

ADDITIONAL CONSIDERATIONS RELATING TO THE CEO

Mr. Lambert’s compensation has increased each of the four years since he was elected CEO.

These increases are consistent with the plan adopted by the Board to gradually bring his compensation to the 50th percentile of the market, assuming that Mr. Lambert’s performance is at acceptable levels. When Mr. Lambert was appointed CEO in 2008, his compensation was set at a level below the market median because he was previously President of an MSA business unit and the Board wanted to increase his pay over time as he grew into the CEO position.

In 2012, Mr. Lambert’s base pay was adjusted by a total of 13.5% in the final step of the four year process to bring base pay to the median of the market.

CEO Pay For Performance. During 2012, the Committee, with the assistance of its consultant, conducted several analyses to assess the alignment of the CEO’s pay relative to the performance of the Company. Company performance was defined as either our total shareholder return (TSR) or a composite of performance metrics. This composite consists of the average ranking relative to our peers of our TSR, Net Income Growth, Operating Income Margin, and Return on Net Assets. These analyses considered the CEO’s total direct compensation (TDC) which includes: base salary, actual cash bonus earned and value of equity incentives. Equity incentives were considered using two separate methodologies:

1.	Expected value method: this method considered the grant date fair value of equity awards and is the same value as stated in our proxy statement summary compensation table.

2.	Realizable compensation method: this method examines the aggregate value of previously granted equity awards at a point in time, including:
a.	the in-the-money intrinsic value of stock option grants made during the period,
b.	the end of period value of restricted stock grants made during the period, and
c.	for performance awards, the actual payouts for awards beginning and ending during the three-year performance period and the end of period estimated payout for unvested awards granted during the three-year performance period ended December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

During 2012, the Committee reviewed and discussed the results of the following independent analyses and was satisfied that the executive compensation program was aligned with the performance of the Company.

2011 Relative CEO Pay Ranking versus 2011 Relative TSR Ranking

This analysis compares our CEO’s 2011 TDC compensation using his actual bonus earned in 2011 (and paid in early 2012) and the expected value methodology for equity awards granted in 2011 relative to our peer group CEOs’ TDC compensation valued on the same basis. Our TSR performance for 2011 was also evaluated relative to our peers. The Committee concluded that compensation granted in 2011 to our CEO was reasonably aligned to our 2011 TSR when considered on a relative basis to our peers.

MSA CEO 2011 TDC	MSA 2011 RELATIVE TSR	ALIGNMENT
48th Percentile	70th Percentile	Reasonable

2011 CEO Actual Bonus Earned Relative to Peers versus 2011 Composite Performance Relative to Peers

This analysis compares our CEO’s 2011 actual bonus earned (and paid in early 2012) to the composite performance metrics, which are a collection of metrics used in our incentive arrangements. Both the CEO’s bonus information and the composite performance results were compared to the same data of our peers and considered on a percentile rank basis. The Committee concluded that the CEO’s annual incentive payment, when evaluated in terms of absolute dollar value, was reasonably aligned with the relative performance of the Company.

2011 CEO ACTUAL BONUS PAYMENT	BONUS RELATIVE TO PEERS	PERFORMANCE RELATIVE TO PEERS	ALIGNMENT OF BONUS AND PERFORMANCE
Bonus Earned (Dollar Value)	51th Percentile	57th Percentile	Reasonable

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2011 CEO Realizable Compensation Relative to Peers versus 2011 Composite Performance Relative to Peers

This analysis compares our CEO’s realizable compensation over the three-year period 2009 through 2011 relative to the composite performance metrics, which are a collection of metrics used in our incentive arrangements. Both the CEO’s realizable compensation information and the composite performance results were compared to the same data of our peers and considered on a percentile rank basis. The Committee concluded that the CEO’s three-year realizable compensation, when evaluated in terms of absolute dollar value, was reasonably aligned with the relative performance of the Company.

	REALIZABLE COMPENSATION RELATIVE TO PEERS	PERFORMANCE RELATIVE TO PEERS	ALIGNMENT OF REALIZABLE COMPENSATION AND PERFORMANCE
CEO Realizable Compensation (Value)	66th Percentile	41st Percentile	Reasonable

CEO Realizable Compensation as a Percent of Expected Value Relative to Company TSR Performance

This analysis examines the percent difference in compensation granted to our CEO in a particular year expressed on an expected value basis versus the same compensation expressed on a realizable value basis at the end of 2012. This percent difference is compared to the change in Company TSR for the same time periods to understand if the difference in expected value pay and realizable pay is directionally similar to our TSR performance. For example, if our stock price falls over a period of time we would expect our CEO’s realizable compensation to be less than the expected value at the time the compensation was granted. In evaluating this analysis, the Committee was satisfied that the CEO’s realizable compensation was directionally similar to changes in our TSR.

Year	MSA CEO Target TDC at Grant(1)	MSA CEO Realizable Value(2)	Measurement Period	Change in Pay Value(3)	Change in MSA TSR(4)	Alignment
2010	$2,427,073	$3,905,262	2010 – 2012	61%	79%	Reasonable
2011	$2,883,618	$3,733,986	2011 – 2012	29%	47%	Reasonable
2012	$3,150,138	$3,683,082	2012	17%	34%	Reasonable

(1)	Target TDC at Grant includes for each particular year the CEO’s base salary, target bonus and the grant date fair value of equity awards granted.

(2)

Realizable value includes for each particular year the CEO’s base salary, actual bonus earned and the realizable value of equity awards granted during that particular year using our December 31, 2012 closing stock price. See page 24 for a more detailed description of realizable value for long-term incentive awards.

(3)

Change in Pay Value is the change in the CEO’s compensation from the time it was granted to December 31, 2012 considering the impact of actual performance relative to performance goals and changes in company stock price.

(4)	MSA TSR is calculated on a point-to-point basis using the final trading day of each year.

OTHER COMPENSATION AND RETIREMENT POLICIES

In addition to the other components of our executive compensation program, we maintain the compensation policies described below. These policies are consistent with evolving best practices and help ensure that our executive compensation program does not encourage our officers to engage in risk taking beyond our ability to effectively identify and manage.

Post Employment Retirement Benefits. Retirement related compensation is designed to provide financial security following retirement from the Company and to reward for loyalty and tenure with MSA. Retirement benefits fall into three major elements which include pension, 401(k) and non-qualified retirement plans. All of these programs exist to help attract, retain, and motivate key executives. The programs listed below are designed to be competitive and are compared periodically to representative peer companies. Retirement-related compensation programs do not have a direct linkage to performance but rather a link to a long term commitment to MSA, as do all other welfare benefits.

•

Pension – offered as part of a retirement package that helps the Company recruit employees and provides security and peace of mind for future retirement, enabling executives and other employees to exit the workforce at retirement age. Pension amounts are based on final average pay, years of service, age, and a pre-determined plan formula.

•

401(k) – offered as part of our benefits package to encourage employees to save for their own retirement and future financial security. MSA matches 100% of the first 1% of employee contributions and 50% of the next 6% for a total match of 4% on 7% of compensation. Plan design and provisions are reviewed periodically to determine if the total retirement package is competitive.

•

Non-qualified retirement plans – provide additional retirement benefits for executives whose accumulations and contributions in the qualified plans are limited by the Internal Revenue Code. MSA maintains three such plans. The Supplemental Savings Plan provides benefits beyond the limitations imposed on 401(k) plans. The Supplemental Pension Plan provides benefits beyond the limitations imposed on defined benefit pension plans. The Company ceased providing benefits under the Supplemental Pension Plan for any employees who are newly hired or promoted into the eligible class of Key Executives after December 31, 2012. The Supplemental Executive Retirement Program provides additional retirement benefits only for officers who retire from the Company at age 55 or later. The Company ceased providing benefits under the Supplemental Executive Retirement Program to any new executives who joined the Company after January 1, 2008.

Stock Ownership Guidelines. The Committee has adopted stock ownership guidelines for all Company officers as well as other key executives and believes that significant ownership levels provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. All officers are expected to hold a number of shares equal in value to their salary grade midpoint multiplied by a stock multiplier ranging from 2.25 up to 5.5 for the CEO. All officers have a five-year period from the time they become an officer to accumulate the specified shares. That specified ownership amount is expected to be retained thereafter as long as an executive remains an active employee. The level of ownership for each Named Officer is as follows:

STOCK OWNERSHIP REQUIREMENTS

Name and Position	Salary Midpoint as of 12/31/2012		2012 Stock Multiplier*		Ownership Requirement
William M. Lambert, President, CEO	$730,000	x	5.50	=	$4,015,000
Dennis L. Zeitler, S.V.P., CFO and Treasurer	$374,600	x	3.50	=	$1,311,000
Ronald N. Herring, Jr., V.P.; President, MSA Europe, Russia, Middle East and India	$340,650	x	2.25	=	$766,463
Joseph A. Bigler, V.P.; President North America	$340,650	x	2.25	=	$766,463
Kerry M. Bove, V.P.; President, MSA Asia, Australia, Africa and Latin America	$340,650	x	2.25	=	$766,463
*	Stock multiplier is effective as of December 31, 2012.

The Named Officers above all exceeded their ownership requirements as of December 31, 2012.

The following forms of share ownership apply toward the stock ownership level: shares purchased; vested and unvested restricted stock; shares retained following the exercise of stock options; and other shares acquired through any other lawful means. Performance based restricted stock or stock units that have not yet met the performance tests are not applied toward the stock ownership level. The Company currently does not have a formal penalty should an executive fail to meet the expected ownership level in the allotted timeframe, but all executives understand these requirements, and the Committee may use its discretion to reduce or eliminate future long-term incentive grants, or take such other actions as it deems appropriate. These ownership guidelines help drive a culture of ownership and accountability among the executive team.

The Company has a stock retention program in addition to the current stock ownership guidelines. Prior to achieving the ownership guidelines mentioned above, the executive must retain 100% of all equity awards through MSA’s compensation program (net of exercise costs and taxes). Once the ownership threshold requirement is met, each executive is required to retain at least 20% of the dollar value of additional shares (net of exercise costs and taxes) realized through the exercise of stock options, the vesting of restricted stock, or the vesting of performance-based stock units until age 62. Upon attaining age 62, the executive may begin divesting the additional retention shares, but must continue to abide by the basic stock ownership guidelines.

Recoupment Policy. The Company has a recoupment policy applicable to officers and other Company employees. In the event of a restatement of MSA’s financial results or a determination of other misconduct that causes financial harm to the Company, the Board will review the circumstances that caused the restatement and consider issues of accountability for those who bore responsibility for the events. As part of that review, consideration would also be given to any appropriate action regarding compensation that may have been awarded to such persons. In particular, it would be appropriate to consider whether any compensation was awarded on the basis of having achieved specified performance targets, whether a person engaged in misconduct that contributed to the restatement and whether such compensation would have been reduced had the financial results been properly reported. Depending on the outcome of that review, appropriate action could include reducing compensation in the year the restatement was made, seeking repayment of any incentives received for the period restated or any gains realized as a result of exercising an option awarded for the period restated, or canceling any unvested equity compensation awarded for the period restated.

Perquisites. The Company provides executives with a limited number of perquisites in order to strengthen business relationships and maximize the use of our executives’ time. Our perquisites have been benchmarked to the market and are considered ordinary, customary, and minimal for each executive’s position. The following are available to the Named Officers:

•

Automobile – each Named Officer is provided a Company leased vehicle to facilitate travel among MSA’s various locations. Personal use of this automobile is calculated and imputed as income for each executive.

•

Club memberships – a country club membership is provided to our Chief Executive Officer to facilitate customer contact and a business club is provided to our Chief Executive Officer and Chief Financial Officer to afford a downtown Pittsburgh location for business meetings.

•

Financial planning and tax return assistance – provides advice and guidance to executives on investment and income tax issues in order to maximize the use and understanding of our executive compensation program and minimize time otherwise required for taxation issues.

•	The Company does not own or lease an aircraft, nor does the Company have fractional ownership in any aircraft, nor does it pay for executives’ personal travel.

Severance Policy. The Company has a separation pay policy that applies to the Named Officers as well as all other eligible salaried employees. The policy applies to a permanent termination of the employment relationship when initiated by the Company and when other conditions are satisfied. A schedule of benefits determines the separation benefit ranging from four weeks to a maximum of fifty-two weeks of salary continuation.

Change in Control. The Company has entered into change in control employment agreements with each of the Named Officers. These agreements provide Named Officers up to three years income and benefits following a change in control of the Company. These agreements are intended to retain executives, provide continuity of management in the event of an actual or threatened change in control and enable executives to remain financially indifferent when evaluating opportunities that may be beneficial to shareholders yet could negatively impact the continued employment of the executive. Cash severance payments are payable only in the event of both a change in control and termination of employment other than for cause, death or disability (commonly known as a “double trigger”). Effective in 2011, accelerated vesting of unvested equity awards will also require both a change in control and termination of employment other than for cause, death or disability (a double trigger). Unvested awards granted prior to 2011 will continue to vest upon a qualified change in control without the requirement of termination of employment. There are no tax gross-up provisions in the change in control agreements.

Stock Option and Other Equity Granting Process. The Company grants stock options and all other equity grants for executives and all other eligible associates at the first regularly scheduled Compensation Committee meeting of each calendar year. Prior to 2012, the grants were made effective at the close of business on the date of the Compensation Committee meeting, which was prior to the date of the Company’s year end earnings release. Commencing in 2012, the Committee makes its grants effective on the later of the date of the regularly scheduled Compensation Committee meeting or the third business day after the Company’s year end earnings release.

Under the 2008 MEIP, which was approved at the annual shareholders meeting in 2008, the stock option exercise price will be set as the closing price on the grant date, as permitted by generally accepted accounting principles. Option dating practices are consistent, regular and unbiased. The Company does not “backdate” options or grants of any kind.

Adjustments or Recovery of Prior Compensation. The Company does not have employment agreements with any Named Officer. As described above under “Recoupment Policy,” the Company maintains a recoupment policy to facilitate the recovery or adjustment of amounts previously awarded or paid to a Named Officer, in the event of a restatement of MSA’s financial results or a determination of other misconduct that causes financial harm to the Company. Additionally, the Sarbanes-Oxley Act of 2002 provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must reimburse the Company for any bonus, incentive or equity-based compensation received, and any profits realized from the sale of Company securities, during the twelve months following the issuance or filing of the noncompliant results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based upon its review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Robert A. Bruggeworth, Chair

Thomas B. Hotopp

John C. Unkovic

Thomas H. Witmer

COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation for 2012, 2011 and 2010 of the Company’s principal executive officer, the Company’s principal financial officer and the other three executive officers of the Company with the highest total compensation for 2012 (the “Named Officers”):

Name and Principal Position	Year	Salary	Stock awards (1)	Stock option awards (2)	Non-equity incentive plan compensation (3)	Change in pension value (4)	All other compensation (5)	Total
William M. Lambert,	2012	$703,500	$1,217,812	$571,826	$841,348	$1,746,036	$98,296	$5,178,818
President and Chief Executive Officer	2011	$631,861	$1,167,256	$536,541	$997,259	$1,041,488	$81,557	$4,455,962
	2010	$605,154	$641,020	$641,059	$640,798	$448,655	$74,319	$3,051,005
Dennis L. Zeitler,	2012	$370,325	$332,408	$156,077	$269,288	$949,533	$49,955	$2,127,586
Senior Vice President,	2011	$363,500	$319,550	$146,894	$377,895	$829,079	$48,638	$2,085,556
Chief Financial Officer and Treasurer	2010	$360,520	$217,040	$217,079	$396,125	$243,371	$39,170	$1,473,305
Ronald N. Herring, Jr.	2012	$317,552	$229,732	$107,867	$206,477	$491,383	$812,710	$2,165,721
VP; President, MSA Europe, Russia, Middle East and India	2011	$293,849	$165,103	$75,894	$242,120	$343,974	$617,276	$1,738,217
	2010	$282,577	$112,116	$112,157	$236,946	$137,249	$402,083	$1,283,128

Joseph A. Bigler,	2012	$330,592	$265,989	$124,895	$231,866	$844,849	$40,372	$1,838,563
VP; President North America	2011	$317,511	$242,107	$111,311	$274,535	$723,364	$40,091	$1,708,919
	2010	$308,440	$156,252	$156,270	$291,614	$211,882	$40,007	$1,164,465
Kerry M. Bove (6)	2012	$319,300	$229,732	$107,867	$203,068	$572,993	$47,873	$1,480,833
VP; President, MSA	2011	$294,615	$165,103	$75,894	$242,120	$396,136	$44,660	$1,218,528
Asia, Australia, Africa and Latin America	2010	$283,101	$112,116	$112,157	$236,946	$144,053	$39,362	$927,735

(1)	Represents the aggregate grant date fair value of the restricted stock awards and performance stock unit awards computed in accordance with FASB ASC Topic 718. For the performance stock unit awards, the amounts disclosed in the table are based upon the target amount of shares granted. If maximum share payouts were achieved for such units, the aggregate grant date fair value for such units would be twice the amount disclosed in each year in the table related to such performance stock units. In the event of such maximum payouts the totals in the stock awards column would be: (i) for 2012, $1,863,811 for Mr. Lambert, $508,736 for Mr. Zeitler, $351,595 for Mr. Herring, $407,085 for Mr. Bigler and $351,595 for Mr. Bove; (ii) for 2011, $1,797,981 for Mr. Lambert, $492,219 for Mr. Zeitler, $254,317 for Mr. Herring, $372,930 for Mr. Bigler and $254,317 for Mr. Bove; and (iii) for 2010, $961,530 for Mr. Lambert, $325,560 for Mr. Zeitler, $168,174 for Mr. Herring, $234,378 for Mr. Bigler and $168,174 for Mr. Bove.

(2)	Represents the aggregate grant date fair value of the stock option awards, computed in accordance with FASB ASC Topic 718.

(3)	Represents the aggregate amount of incentive awards earned by the Named Officer under the Non-CEO Executive Incentive Program, the CEO Annual Incentive Award Plan and the Enhanced Bonus. See “Performance-Based Annual Cash Incentive” in the Compensation Discussion and Analysis above.

(4)	Represents the amount of the aggregate increase for 2012 in the actuarial present value of the Named Officer’s accumulated benefits under the defined benefit retirement plans described under “Pension Benefits” below.

(5)	The following table describes the 2012 amounts included under “All Other Compensation:”

Name	Perquisites and personal benefits (A)	Company contributions to defined contribution plans	Insurance premiums	Total
William M. Lambert	$29,463	$68,030	$803	$98,296
Dennis L. Zeitler	$18,544	$29,929	$1,482	$49,955
Ronald N. Herring, Jr.	$789,480	$22,387	$843	$812,710
Joseph A. Bigler	$14,835	$24,205	$1,332	$40,372
Kerry M. Bove	$24,792	$22,457	$624	$47,873

(A)	The amounts for Messrs. Lambert and Zeitler consist of the cost of personal use of a Company car, tax and investment assistance and a club membership. The amounts for Messrs. Bigler and Bove consist of the cost of personal use of a Company car and tax and investment assistance. The amount shown for Mr. Herring consists of personal use of a Company car and tax and investment assistance, and several items related to Mr. Herring’s international assignment and relocation to Germany for business purposes, as follows: a goods and services allowance of $70,258, a German housing allowance of $58,484, tax equalization payments of $629,348, moving expenses, and a tax gross up. The tax equalization payment to Mr. Herring was made under the Company’s international assignment tax equalization policy which is part of the Company’s standard expatriate package, to compensate Mr. Herring for taxes that he had to pay in Germany that exceeded those that he would have had to pay in the United States.

(6)	Mr. Bove was not a “named executive officer” in 2010 under the rules of the Securities and Exchange Commission.

Grants of Plan-Based Awards

The following table shows the grants of plan-based awards made to the Named Officers in 2012:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards (1)			Estimated possible payouts under equity incentive plan awards (2)			Stock awards (3)		Option awards (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum	Number of shares	Grant date fair value	Number of shares	Exercise price ($/share)	Grant date fair value
William M. Lambert	2/17/2012	$328,500	$657,000	$1,478,250	$322,999	$645,998	1,291,997	15,585	$571,814	54,099	$36.69	$571,826
Dennis L. Zeitler	2/17/2012	$103,015	$206,030	$463,568	$88,164	$176,328	352,657	4,254	$156,079	14,766	$36.69	$156,077
Ronald N. Herring, Jr.	2/17/2012	$85,163	$170,325	$383,231	$60,932	$121,863	243,726	2,940	$107,869	10,205	$36.69	$107,867
Joseph A. Bigler	2/17/2012	$93,679	$187,358	$421,554	$70,548	$141,096	282,192	3,404	$124,893	11,816	$36.69	$124,895
Kerry M. Bove	2/17/2012	$85,163	$170,325	$383,231	$60,932	$121,863	243,726	2,940	$107,869	10,205	$36.69	$107,867

(1)	Represents the amounts which could have been earned by the Named Officer through 2012 performance at the threshold, target and maximum levels under the annual incentive plans described under “Performance-Based Annual Cash Incentive” in the Compensation Discussion and Analysis above. The actual amounts earned are shown in the “Non-equity incentive plan compensation” column in the Summary Compensation Table above.

(2)	Represents the amount that could be earned by the Named Officer at the threshold, target and maximum levels of shares to be issued with respect to the performance stock units granted to the Named Officer under the Company’s 2008 Management Equity Incentive Plan. The performance period runs through December 31, 2014. The amounts shown are based upon the grant date fair value of the applicable number of shares of the Company’s Common Stock.

(3)	Represents restricted stock awards granted to each Named Officer in 2012 under the Company’s 2008 Management Equity Incentive Plan. To earn the award, the officer must remain employed by the Company or a subsidiary through a date which is approximately the third anniversary of the grant date. Restricted shares will also vest earlier upon a change in control or if the grantee’s employment terminates due to death, disability or retirement under a Company retirement plan. Messrs. Zeitler and Bigler are eligible to retire under the Company’s pension plan. Unless and until forfeited upon termination of employment prior to vesting, holders of restricted shares receive dividends at the same rate as other holders of the Company’s Common Stock.

(4)	Represents stock options granted to each Named Officer in 2012 under the Company’s 2008 Management Equity Incentive Plan. The options for 2,725 shares granted to each Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code. The options become exercisable on the third anniversary of the grant date or upon an earlier change in control. The exercise price of each option is the market closing price of the Common Stock on the grant date, and the options expire on the tenth anniversary of the grant date. Options are exercisable for up to five years (but not after the expiration date) following termination of employment due to death, disability, voluntary termination with the consent of the Company, retirement under a Company retirement plan or within one year after a change in control and may not be exercised following any other termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding equity awards held by the Named Officers at December 31, 2012:

Name	Stock option awards					Restricted stock awards				Performance Stock Unit Awards
	Number exercisable	Number un-exercisable	Date exercisable	Option exercise price	Expiration date	Number of shares that have not vested		Vesting date	Market value of shares that have not vested (1)	Number of shares or Units of Stock that have not vested	Vesting Date	Market Value of Shares or Units that have Not Vested (1)
William M. Lambert	20,443	—	12/14/2005	$45.68	2/23/2015	4,146		6/1/2013	$177,076	13,013	(3)	$555,785
	19,240	—	2/27/2009	$40.08	2/27/2016	13,013		3/8/2013	$555,785	11,994	(4)	$512,264
	22,859	—	2/21/2010	$40.10	2/21/2017	15,992		3/8/2014	$683,018	15,585	(5)	$665,635
	58,115	—	2/26/2011	$45.24	2/26/2018	15,585		3/8/2015	$665,635	—	—	—
	107,026	—	2/23/2012	$17.83	2/23/2019	3,998	(2)	3/8/2015	$170,755	—	—	—
	—	91,189	2/23/2013	$24.63	2/23/2020	—		—	—	—	—	—
	—	55,143	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	—	54,099	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—

Dennis L. Zeitler	15,969	—	12/14/2005	$45.68	2/13/2015	4,146		6/1/2013	$177,076	4,406	(3)	$188,180
	15,029	—	2/27/2009	$40.08	2/27/2016	4,406		3/8/2013	$188,180	3,283	(4)	$140,217
	16,602	—	2/21/2010	$40.10	2/21/2017	4,378		3/8/2014	$186,984	4,254	(5)	$181,688
	21,995	—	2/26/2011	$45.24	2/26/2018	4,254		3/8/2015	$181,688	—	—	—
	40,507	—	2/23/2012	$17.83	2/23/2019	1,095	(2)	3/8/2015	$46,767	—	—	—
	—	30,879	2/23/2013	$24.63	2/23/2020	—		—	—	—	—	—
	—	15,097	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	—	14,766	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—

Ronald N. Herring, Jr.	9,361	—	12/14/2005	$45.68	2/23/2015	2,276		3/8/2013	$97,208	2,276	(3)	$97,208
	7,670	—	2/27/2009	$40.08	2/27/2016	2,262		3/8/2014	$96,610	1,696	(4)	$72,436
	7,225	—	2/21/2010	$40.10	2/21/2017	2,940		3/8/2015	$125,567	2,940	(5)	$125,567
	11,363	—	2/26/2011	$45.24	2/26/2018	566	(2)	3/8/2015	$24,174	—	—	—
	20,927	—	2/23/2012	$17.83	2/23/2019	—		—	—	—	—	—
	—	15,954	2/23/2013	$24.63	2/23/2020	—		—	—	—	—	—
	—	7,800	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	—	10,205	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—

Joseph A. Bigler	7,640	—	12/14/2005	$45.68	2/23/2015	3,172		3/8/2013	$135,476	3,172	(3)	$135,476
	7,191	—	2/27/2009	$40.08	2/27/2016	3,317		3/8/2014	$141,669	2,488	(4)	$106,262
	7,225	—	2/21/2010	$40.10	2/21/2017	3,404		3/8/2015	$145,385	3,404	(5)	$145,385
	15,831	—	2/26/2011	$45.24	2/26/2018	829	(2)	3/8/2015	$35,407	—	—	—
	29,155	—	2/23/2012	$17.83	2/23/2019	—		—	—	—	—	—
	—	22,229	2/23/2013	$24.63	2/23/2020	—		—	—	—	—	—
	—	11,440	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	—	11,816	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—

Kerry M. Bove	7,640	—	12/14/2005	$45.68	2/23/2015	2,276		3/8/2013	$97,208	2,276	(3)	$97,208
	7,191	—	2/27/2009	$40.08	2/27/2016	2,262		3/8/2014	$96,610	1,696	(4)	$72,436
	7,225	—	2/21/2010	$40.10	2/21/2017	2,940		3/8/2015	$125,567	2,940	(5)	$125,567
	11,363	—	2/26/2011	$45.24	2/26/2018	566	(2)	3/8/2015	$24,174	—	—	—
	20,927	—	2/23/2012	$17.83	2/23/2019	—		—	—	—	—	—
	—	15,954	2/23/2013	$24.63	2/23/2020	—		—	—	—	—	—
	—	7,800	2/23/2014	$33.55	2/23/2021	—		—	—	—	—	—
	—	10,205	2/17/2015	$36.69	2/17/2022	—		—	—	—	—	—

(1)	Based on the $42.71 closing price for the Company’s Common Stock on December 31, 2012.

(2)	These share amounts were originally performance stock units, for which the performance conditions have been met, and which have thus been converted to time-vesting restricted stock.

(3)	The vesting date of these performance stock units will be the date in March 2013 that the Compensation Committee determines whether, and to what extent, the performance requirements related to the awards have been met.

(4)	The final vesting date of these performance stock units will be the date in February 2014 that the Compensation Committee determines whether, and to what extent, the performance requirements related to the awards have been met, subject to the earlier vesting of the performance conditions of a percentage of the awards if applicable annual performance tests are met, in which case the final (time-based) vesting date for such percentage of awards will be December 31, 2013, if the employee remains employed by the Company at that date.

(5)	The final vesting date of these performance stock units will be March 8, 2015, assuming that the Compensation Committee determines whether, and to what extent, the performance requirements related to the awards have been met, subject to the earlier vesting of the performance conditions of a percentage of the awards if applicable annual performance tests are met, in which case the final (time-based) vesting date for such percentage of awards will be March 8, 2015, if the employee remains employed by the Company at that date.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the Named Officers and the restricted stock awards vested for the Named Officers during 2012:

Name	Stock option awards		Restricted stock awards
	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
William M. Lambert	36,119	$538,715	21,512	$819,587
Dennis L. Zeitler	—	—	10,718	$413,193
Ronald N. Herring, Jr.	26,315	$523,917	3,395	$127,822
Joseph A. Bigler	12,619	$178,752	4,730	$178,085
Kerry M. Bove	31,315	$680,125	3,395	$127,822

(1)	Represents the difference between the market value on the date of exercise of the shares acquired and the option exercise price.

(2)	Represents the market value of the restricted shares on the vesting date.

Pension Benefits

The following table provides information concerning the value of the Named Officers’ accumulated benefits under the Company’s defined benefit retirement plans as of December 31, 2012:

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
William M. Lambert	MSA’s Pension Plan	31.3	$749,323	—
	MSA Supplemental Pension Plan	31.3	$3,375,488	—
	Supplemental Executive Retirement Plan	N/A	$737,749	—
Dennis L. Zeitler	MSA’s Pension Plan	35.8	$1,348,373	—
	MSA Supplemental Pension Plan	35.8	$2,384,087	—
	Supplemental Executive Retirement Plan	N/A	$450,635	—
Ronald N. Herring, Jr.	MSA’s Pension Plan	29.4	$604,517	—
	MSA Supplemental Pension Plan	29.4	$676,681	—
	Supplemental Executive Retirement Plan	N/A	$372,180	—
Joseph A. Bigler	MSA’s Pension Plan	40.4	$1,415,526	—
	MSA Supplemental Pension Plan	40.4	$1,759,278	—
	Supplemental Executive Retirement Plan	N/A	$450,635	—
Kerry M. Bove	MSA’s Pension Plan	32.6	$779,217	—
	MSA Supplemental Pension Plan	32.6	$816,447	—
	Supplemental Executive Retirement Plan	N/A	$439,466	—

Pension Plan

Introduction. The Company’s Non-Contributory Pension Plan for Employees is a retirement plan that covers most U.S. salaried employees and some U.S. hourly employees.

To have a non-forfeitable right to a benefit under the Pension Plan, a participant must complete five years of service with the Company or an affiliate, or reach normal retirement age while employed by the Company or an affiliate. The Pension Plan’s normal retirement age is identical to the participant’s “Social Security Retirement Age.” The Social Security Retirement Age is established by Federal law, and varies from age 65 for persons born before 1938 to age 67 for persons born in 1960 or later years.

Benefits at Normal Retirement Age. A participant who retires upon reaching normal retirement age can begin receiving pension payments as of the first day of the following calendar month, which is referred to as the participant’s “normal retirement date.”

The Pension Plan has a minimum benefit formula that applies to only a small number of lower-paid participants. The majority of participants who begin receiving benefits on their normal retirement date are entitled to receive a monthly benefit equal to the sum of the amounts shown in (a), (b) and (c) below:

(a)	0.80%	x	Average Monthly Earnings up to Average Social Security Wage Base	x	Credited Service up to 35 Years

			plus

(b)	1.55%	x	Average Monthly Earnings greater than Average Social Security Wage Base	x	Credited Service up to 35 Years

			plus

(c)	1.00%	x	Average Monthly Earnings	x	Credited Service over 35 Years

For purposes of the normal retirement benefit formula, the following terms have the following meanings:

•

“Average Monthly Earnings” is generally the average of monthly compensation received during the participant’s highest five consecutive calendar years of compensation over the last ten years of employment. Compensation is generally the total cash payments received by a participant for services performed, before any reductions for employee contributions to 401(k) or other employee benefit plans. Compensation does not include any expense reimbursements, income attributable to non-cash benefits, or special “one-time” payments. The compensation that can be taken into account each year is limited by Federal law. The 2012 limit is $250,000, but this number may be adjusted in future years for cost-of-living increases.

•

“Average Social Security Wage Base” is the average of the Social Security taxable wage bases in effect under Federal law during the 35-year period ending in the calendar year in which the participant attains Social Security Retirement Age.

•

“Credited Service” is a participant’s actual period of service with the Company as an employee in a category of employment that is covered by the Pension Plan. No extra credited service has been granted under the Pension Plan to any of the Named Officers.

Benefits at Early Retirement Age. The Pension Plan permits early retirement by participants who have (i) reached age 55 with at least 15 years of service, or (ii) reached age 60 with at least 10 years of service. Messrs. Zeitler and Bigler are currently eligible for early retirement. Participants who elect early retirement can choose to begin receiving pension benefits immediately, in which case their monthly benefit amount will be reduced to reflect the early start of payments; or they may choose to delay the start of payments until their normal retirement date, at which time they will receive unreduced benefits determined under the normal retirement benefit formula described above.

If a participant takes early retirement and begins receiving pension payments before his or her normal retirement date, the monthly pension benefit will be determined under the normal retirement formula, but will be reduced by (i) 5/9ths of 1% for each of the first 60 months that benefits begin before the normal retirement date, plus (ii) 5/18ths of 1% for each of the next 60 months that benefits begin before the normal retirement date, plus (iii) .345% for each of the next 12 months that benefits begin before the normal retirement date, plus (iv) .3108% for each of the next 12 months that benefits begin before the normal retirement date. Different reduction factors apply to the minimum benefit formula.

Forms of Payment. In general, Pension Plan benefits are paid as a stream of monthly benefits, referred to as an annuity (the only exception is that benefits with a present value of $5,000 or less are automatically paid in a lump sum following termination of employment). The normal form of payment for a single participant is a “single life annuity” that pays monthly benefits to the participant for his or her life only. The normal form of payment for a married participant is a “qualified joint and survivor annuity” that pays monthly benefits to the participant for life, and, after the participant’s death, pays monthly benefits to the participant’s surviving spouse in an amount equal to 50% of the monthly amount payable during the participant’s lifetime. The Pension Plan also permits a participant to elect from among several optional forms of annuity payment that are of equivalent actuarial value to the normal form of payment.

Even though the Named Officers who participate in the Pension Plan cannot receive a lump sum distribution from the Pension Plan, the pension benefit table is required to show a lump sum value at normal retirement age for each individual’s accumulated Pension Plan benefit. That lump sum figure was calculated by using an annual interest rate of 4.1% and the 2013 IRS static mortality tables.

Supplemental Pension Plan

Introduction. The Company’s Supplemental Pension Plan is a nonqualified retirement plan that provides pension plan participants with pension benefits that they would have received under the Pension Plan except for certain limitations imposed by Federal law, including the limitation on compensation that can be taken into account. Benefits under the Supplemental Pension Plan become non-forfeitable at the same time as benefits become non-forfeitable under the Pension Plan.

Benefits at Normal Retirement Age. The monthly benefit payable under the Supplemental Pension Plan to a participant who begins receiving benefits on his or her normal retirement date will be equal to the difference between (i) the amount that would have been payable under the Pension Plan on the normal retirement date if there were no limitations placed by law upon compensation taken into account or upon the amount of annual benefit payments, and (ii) the amount that is actually payable to the participant under the Pension Plan.

Benefits at Early Retirement Age. The monthly benefit payable under the Supplemental Pension Plan to a participant who is eligible for early retirement under the Pension Plan and who begins receiving benefits under the Pension Plan before his or her normal retirement date will be equal to the difference between (i) the amount that would have been payable under the Pension Plan if there were no limitations placed by law upon compensation taken into account or upon the amount of annual benefits, and (ii) the amount that is actually payable to the participant under the Pension Plan. Messrs. Zeitler and Bigler are currently eligible for early retirement.

Forms of Payment. Benefits payable under the Supplemental Pension Plan are generally payable in the same form that the participant’s benefits are payable under the Pension Plan. However, in the event of a participant’s termination within a three-year period after a corporate change in control (as defined in the Supplemental Pension Plan), the participant will receive a lump sum distribution of the Supplemental Pension Plan benefit, even if a lump sum cannot be paid under the Pension Plan.

Even though the Named Officers who participate in the Supplemental Pension Plan are not eligible to receive a lump sum unless a change in control occurs, the pension benefit table is required to show a lump sum value at normal retirement age for each individual’s accumulated Supplemental Pension Plan benefit. That lump sum figure is calculated using the following IRS lump sum assumptions: 1.99% for the first five years, 4.47% for the next 15 years, and 5.76% thereafter, along with the PPA mortality table. The Board took action in December 2012 to close this plan to new entrants after December 31, 2012.

Supplemental Executive Retirement Plan

The Company’s Supplemental Retirement Plan was originally established as the Executive Insurance Program to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. In order to comply with Section 409A of the Internal Revenue Code the Executive Insurance Program was terminated and replaced with the Supplemental Executive Retirement Plan effective January 1, 2008. The life insurance feature was eliminated and life insurance is now provided under the regular group insurance plan for salaried employees. The plan provides a defined benefit at retirement. Only officers of the Company are eligible for this program. No benefit is payable unless the officer stays with the Company until he or she reaches retirement eligibility, that is, age 55 plus a combination of age and service equal to at least 70. The benefit is payable in equal installments over 15 years. The benefit amount for Mr. Lambert is $1,000,000, and the benefit amount for all other officers is $600,000. In the event of death of the participant after retirement, remaining payments are paid to the spouse or other beneficiary. No new officers have been added to this plan since 2009.

Nonqualified Deferred Compensation

The following table provides information concerning deferrals by the Named Officers of their earned compensation under the Company’s nonqualified deferred compensation plans:

Name	Executive contributions in 2012 (1)	Company contributions in 2012 (2)	Aggregate earnings in 2012 (3)	Aggregate withdrawals/ distributions	Aggregate balance at 12/31/2012 (4)
William M. Lambert	$101,553	$58,030	$135,076	—	$1,156,444
Dennis L. Zeitler	$34,875	$19,929	$37,012	—	$342,707
Ronald N. Herring, Jr.	$21,677	$12,387	$20,843	—	$191,381
Joseph A. Bigler	$24,859	$14,205	$47,016	—	$352,806
Kerry M. Bove	$21,799	$12,457	$16,465	—	$238,437

(1)	These amounts are reported in the Summary Compensation Table as salary or non-equity incentive plan compensation, as applicable.

(2)	These amounts are reported in the Summary Compensation Table under “Other Compensation.”

(3)	The above table reflects the Company’s Supplemental Savings Plan. Earnings on deferred compensation under the Supplemental Savings Plan are not above market or preferential and are therefore not included in the Summary Compensation Table. Participants elect to have their accounts treated as if invested in one or more of a selection of publicly available mutual funds similar to those available under the Company’s Retirement Savings Plan, a qualified 401(k) plan. Accounts are credited with earnings or losses based on the investment results of the funds selected. See Supplemental Savings Plan discussion immediately below for further information.

(4)	Of the balances shown, the following amounts represent executive and Company contributions which either were reported in the Summary Compensation Table in the year of the contribution or would have been so reported had the individual been a Named Officer for that year: Mr. Lambert, $785,032; Mr. Zeitler, $241,526; Mr. Herring, $159,379; Mr. Bigler, $267,475 and Mr. Bove, $210,474. The remainder represents non-preferential market earnings not reportable in the Summary Compensation Table.

Supplemental Savings Plan

For the Named Officers, the amounts shown in the Nonqualified Deferred Compensation table relate to the Company’s Supplemental Savings Plan (SSP). The SSP permits the Named Officers and other eligible employees to defer compensation in excess of the limits imposed by the Internal Revenue Code on employee contributions to the Company’s Retirement Savings Plan (RSP), a qualified 401(k) Plan. The Company matches 100% of the first 1% of participant deferrals and 50% of up to the next 6% of eligible compensation, whether contributed to the RSP or deferred under the SSP. Participant contributions are vested at all times. Company matching contributions vest upon completion of two years of service, or earlier upon death, attainment of age 65 or a change in control.

Compensation eligible for deferral under the SSP includes salary and annual incentive bonus. There is no limit on the percentage of eligible compensation that a participant may defer. Participants may elect to have their SSP accounts treated as if invested in one or more of a selection of publicly available mutual funds similar to those available under the RSP. Accounts are credited with earnings or losses based on the investment results of the funds selected. Participants may change their investment elections, for either new contributions and/or for existing balances, at any time.

Distribution options under the SSP vary depending upon the year in which compensation was deferred. Distribution of amounts deferred prior to 2003 commences upon termination of employment or an earlier change in control and is paid either in a lump sum or in five annual installments, as elected by the participant. For amounts deferred in 2003 or thereafter, the participant could elect an alternate date for the commencement of distributions, which for deferrals in 2005 and thereafter must be at least five years after the year of deferral. Absent such an election, distributions commence upon termination of employment. Distributions are made either in a lump sum or in up to 15 annual installments, as elected by the participant. The timing of participant elections, both as to deferrals and as to distributions, is restricted in accordance with Internal Revenue Service requirements.

Potential Payments upon Termination or Change-in-Control

The tables below show the payments and benefits to which each Named Officer would have been entitled if his employment had terminated on December 31, 2012 for the reasons indicated in the tables. In addition to severance amounts payable in certain circumstances under the plan and agreements described following the tables, the amounts shown in the tables include compensation and retirement and other benefits previously earned through service by the Named Officer as described above.

William M. Lambert

The following table shows the payments and benefits to which William M. Lambert would have been entitled if his employment had terminated on December 31, 2012 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$725,000	$—	$—	$4,632,086
Disability income (2)	$—	$—	$—	$—	$3,048,402	$—
Earned award under non-equity incentive plans (3)	$841,348	$—	$841,348	$841,348	$841,348	$841,348
Equity:
Restricted stock (4)	$—	$—	$—	$2,252,269	$2,252,269	$2,252,269
Unexercisable Options	$—	$—	$—	$2,479,483	$2,479,483	$2,479,483
Performance Award	$—	$—	$—	$1,733,684	$1,733,684	$1,287,127
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$749,323	$749,323	$749,323	$343,511	$749,323	$749,323
Supplemental Pension Plan	$3,375,488	$3,375,488	$3,375,488	$1,547,412	$3,375,488	$2,823,819
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$737,749	$1,000,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$679,831	$679,831	$679,831	$679,831	$679,831	$679,831
Supplemental Savings Plan	$1,156,444	$1,156,444	$1,156,444	$1,156,444	$1,156,444	$1,156,444
Retiree medical (7)	$—	$—	$—	$—	$—	$—
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$97,321	$203,838	$49,604
Insurance benefits (9)	$—	$—	$—	$1,350,000	$—	$—
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$6,802,434	$5,961,086	$7,533,534	$12,481,303	$17,257,859	$17,957,434

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2012. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Supplemental Executive Retirement Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2012 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	Represents the present value of the cost of continued dependent medical care coverage under the Company’s group term life insurance policy, which is payable by the insurer. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(9)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer.

Dennis L. Zeitler

The following table shows the payments and benefits to which Dennis L. Zeitler would have been entitled if his employment had terminated on December 31, 2012 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$372,600	$—	$—	$2,278,830
Disability income (2)	$—	$—	$—	$—	$531,618	$—
Earned award under non-equity incentive plans (3)	$269,288	$—	$269,288	$269,288	$269,288	$269,288
Equity:
Restricted stock (4)	$780,696	$780,696	$780,696	$780,696	$780,696	$780,696
Unexercisable Options	$785,472	$785,472	$785,472	$785,472	$785,472	$785,472
Performance Award	$510,086	$510,086	$510,086	$510,086	$510,086	$388,083
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$1,348,373	$1,348,373	$1,348,373	$852,687	$1,348,373	$1,348,373
Supplemental Pension Plan	$2,384,087	$2,384,087	$2,384,087	$1,507,654	$2,384,087	$2,329,509
Supplemental Executive Retirement Plan	$450,635	$450,635	$450,635	$450,635	$450,635	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$260,046	$260,046	$260,046	$260,046	$260,046	$260,046
Supplemental Savings Plan	$342,707	$342,707	$342,707	$342,707	$342,707	$342,707
Retiree medical (7)	$180,838	$180,838	$180,838	$—	$—	$204,044
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$172,872	$204,044	$—
Insurance benefits (9)	$10,000	$10,000	$10,000	$600,000	$10,000	$10,000
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$7,322,228	$7,052,940	$7,700,928	$6,532,143	$7,877,052	$9,603,148

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2012. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2012, Mr. Zeitler was eligible to retire under the Company’s pension plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Supplemental Executive Retirement Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2012 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	Represents the present value of the cost of continued dependent medical care coverage under the Company’s group term life insurance policy, which is payable by the insurer. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(9)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer. The amount payable under all other columns represents the face value of the life insurance policy that would be issued to the Named Officer after his termination of employment.

Ronald N. Herring, Jr.

The following table shows the payments and benefits to which Ronald N. Herring, Jr. would have been entitled if his employment had terminated on December 31, 2012 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$320,070	$—	$—	$1,678,809
Disability income (2)	$—	$—	$—	$—	$1,909,078	$—
Earned award under non-equity incentive plans (3)	$206,477	$—	$206,477	$206,477	$206,477	$206,477
Equity:
Restricted stock (4)	$—	$—	$—	$343,559	$343,559	$343,559
Unexercisable Options	$—	$—	$—	$421,330	$421,330	$421,330
Performance Award	$—	$—	$—	$295,212	$295,212	$216,360
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$604,517	$604,517	$604,517	$274,221	$604,517	$604,517
Supplemental Pension Plan	$676,681	$676,681	$676,681	$306,956	$676,681	$556,630
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$372,180	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$705,855	$705,855	$705,855	$705,855	$705,855	$705,855
Supplemental Savings Plan	$191,381	$191,381	$191,381	$191,381	$191,381	$191,381
Retiree medical (7)	$—	$—	$—	$—	$—	$—
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$132,286	$506,348	$96,481
Insurance benefits (9)	$—	$—	$—	$1,200,000	$—	$—
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$2,384,911	$2,178,434	$2,711,081	$4,077,277	$6,232,618	$5,627,499

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2012. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Supplemental Executive Retirement Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2012 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	Represents the present value of the cost of continued dependent medical care coverage under the Company’s group term life insurance policy, which is payable by the insurer. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(9)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer.

Joseph A. Bigler

The following table shows the payments and benefits to which Joseph A. Bigler would have been entitled if his employment had terminated on December 31, 2012 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$334,190	$—	$—	$1,851,794
Disability income (2)	$—	$—	$—	$—	$567,649	$—
Earned award under non-equity incentive plans (3)	$231,866	$—	$231,866	$231,866	$231,866	$231,866
Equity:
Restricted stock (4)	$457,937	$457,937	$457,937	$457,937	$457,937	$457,937
Unexercisable Options	$577,823	$577,823	$577,823	$577,823	$577,823	$577,823
Performance Award	$387,123	$387,123	$387,123	$387,123	$387,123	$290,829
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$1,415,526	$1,415,526	$1,415,526	$—	$1,415,526	$1,415,526
Supplemental Pension Plan	$1,759,278	$1,759,278	$1,759,278	$—	$1,759,278	$1,701,816
Supplemental Executive Retirement Plan	$450,635	$450,635	$450,635	$—	$450,635	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$1,027,890	$1,027,890	$1,027,890	$1,027,890	$1,027,890	$1,027,890
Supplemental Savings Plan	$352,806	$352,806	$352,806	$352,806	$352,806	$352,806
Retiree medical (7)	$35,879	$35,879	$35,879	$—	$—	$44,502
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$14,015	$47,175	$—
Insurance benefits (9)	$10,000	$10,000	$10,000	$700,000	$10,000	$10,000
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$6,706,763	$6,474,897	$7,047,053	$3,749,460	$7,285,708	$8,568,889

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2012. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2012, Mr. Bigler was eligible to retire under the Company’s pension plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Supplemental Executive Retirement Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2012 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	Represents the present value of the cost of continued dependent medical care coverage under the Company’s group term life insurance policy, which is payable by the insurer. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(9)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer. The amount payable under all other columns represents the face value of the life insurance policy that would be issued to the Named Officer after his termination of employment.

Kerry M. Bove

The following table shows the payments and benefits to which Kerry M. Bove would have been entitled if his employment had terminated on December 31, 2012 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$322,400	$—	$—	$1,685,799
Disability income (2)	$—	$—	$—	$—	$1,638,008	$—
Earned award under non-equity incentive plans (3)	$203,068	$—	$203,068	$203,068	$203,068	$203,068
Equity:
Restricted stock (4)	$—	$—	$—	$343,559	$343,559	$343,559
Unexercisable Options	$—	$—	$—	$421,330	$421,330	$421,330
Performance Award	$—	$—	$—	$295,212	$295,212	$216,360
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$779,217	$779,217	$779,217	$357,215	$779,217	$779,217
Supplemental Pension Plan	$816,447	$816,447	$816,447	$374,283	$816,447	$680,091
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$439,466	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$734,570	$734,570	$734,570	$734,570	$734,570	$734,570
Supplemental Savings Plan	$238,437	$238,437	$238,437	$238,437	$238,437	$238,437
Retiree medical (7)	$—	$—	$—	$—	$—	$—
Other Benefits:
Health & Welfare (8)	$—	$—	$—	$101,087	$193,431	$45,375
Insurance benefits (9)	$—	$—	$—	$850,000	$—	$—
Outplacement assistance	$—	$—	$6,100	$—	$—	$6,100
Total	$2,771,739	$2,568,671	$3,100,239	$3,918,761	$6,102,745	$5,953,906

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary up to a maximum annual benefit of $360,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2012. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within two years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Supplemental Executive Retirement Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2012 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	Represents the present value of the cost of continued dependent medical care coverage under the Company’s group term life insurance policy, which is payable by the insurer. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(9)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer.

Separation Pay Plan for Salaried Employees

The Company has a severance plan which is available generally to United States salaried exempt employees and which does not discriminate in scope, terms or operation in favor of executive officers. Under this plan, an employee whose employment is involuntarily terminated without cause is entitled to a lump sum separation payment in an amount ranging from four weeks’ base salary for an employee with less than one year of continuous service to 52 weeks’ base salary for employees with 21 or more years of continuous service. The cash severance amount show under “termination without cause” in the tables above is the amount to which the Named Officer would have been entitled under this plan had his employment been terminated without cause on December 31, 2012. A Named Officer would not receive payments under this plan if the termination qualified for severance benefits under the change in control severance agreements described below.

Change in Control Severance Agreements

The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers’ continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least six months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within three years after a change in control, as defined in the agreement, the officer’s employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive:

•	a lump sum payment equal to up to three times the sum of (i) the officer’s annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years;

•	continuation for 36 months of medical, dental, accident and life insurance benefits; and

•	36 months additional service credit under the Company’s executive insurance and post-retirement health care programs.

Unlike many companies, the Company does not “gross-up” the benefits payable to officers for excise taxes. Instead, the benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the Internal Revenue Code. The limitation would not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

The “change in control termination” column in the tables above shows the amounts of the payments and benefits each Named Officer would have received if a qualifying termination of employment following a change in control had occurred as of December 31, 2012.

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

The following table shows the compensation earned by the Company’s non-employee directors for services during 2012:

Name	Fees earned or paid in cash	Restricted stock awards (1)	Stock option awards (1)	Change in Pension Value (2)	Total
Robert A. Bruggeworth	$71,728	$51,771	$33,250	—	$156,749
James A. Cederna	$67,950	$51,771	$33,250	—	$152,971
Thomas B. Hotopp	$70,100	$51,771	$33,250	—	$155,121
Diane M. Pearse	$76,300	$51,771	$33,250	—	$161,321
John T. Ryan III	$74,082	$51,771	$33,250	—	$159,103
L. Edward Shaw, Jr.	$68,450	$51,771	$33,250	—	$153,471
John C. Unkovic	$67,800	$51,771	$33,250	—	$152,821
Thomas H. Witmer	$90,290	$51,771	$33,250	—	$175,311

(1)	Represents the aggregate grant date fair value of the restricted stock awards and stock option awards computed in accordance with FASB ASC Topic 718.

(2)	Represents the amount of the aggregate increase for 2012 in the actuarial present value of the director’s accumulated benefits, if any, under the Retirement Plan for Directors described below.

For 2012, the Company paid non-employee directors a retainer on a quarterly basis which totaled $45,000 for the year. The retainer for the non-employee Chairman of the Board was $75,000, which amount was prorated through May 8, 2012, the date that the Board elected a lead director. The annual retainer for the lead director is $75,000, the payment of which was prorated from May 8, 2012. Meeting fees were $1,500 for each day of a Board meeting and $1,200 for each meeting of a Committee of the Board attended. Non-employee directors who serve as chairman of a Board Committee receive an additional retainer of $2,500 per quarter in the case of the Audit Committee, and in the case of the Compensation Committee commencing on May 8, 2012. The chairmen of all other committees received a retainer of $1,250 per quarter.

For 2013, the Company modified its non-employee director fees to increase the retainer amounts and eliminate meeting fees. The annual retainer for non-employee directors will be $75,000, and the annual retainer for the lead director will be $105,000. The additional annual retainer for the Audit Committee chairman will be $12,500, for the Compensation Committee chairman will be $10,000, and for all other committee chairmen will be $5,000.

Under the 2008 Non-Employee Directors’ Equity Incentive Plan and its predecessor the 1990 Non-Employee Directors’ Stock Option Plan (together, the “Director Equity Plans”), the Company grants stock options and restricted stock to each non-employee director on the third business day following each annual meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares which may be issued under the 2008 plan is limited to 400,000 shares of Common Stock.

The value of the annual grants of equity under the Director Equity Plans is $85,000 and is made using stock options and restricted stock. The annual stock option grants are made using a Black-Scholes option pricing model. The exercise price of the options is equal to the market value on the grant date. The options become exercisable three years from the grant date and expire ten years from the grant date. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited and exercisable options remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director, but not later than the option expiration date. The restricted shares vest on the date of the third annual meeting following the grant date. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement.

Pursuant to the terms of the 2008 plan, on May 11, 2012 each non-employee director was granted an option to purchase 2,675 shares of Common Stock at an option price of $42.54 and 1,217 shares of restricted stock.

Prior to April 1, 2001, a director who retired from the Board after completing at least five years of service as a director was entitled to receive a lifetime quarterly retirement allowance under the Retirement Plan for Directors. The amount of the allowance was equal to the quarterly directors’ retainer payable at the time of the director’s retirement. Payment began when the sum of the director’s age and years of service equaled or exceeded 75. Effective April 1, 2001, plan benefits were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to $5,000 (the quarterly retainer amount in April 2001), multiplied by a fraction, of which the numerator is the director’s years of service as of April 1, 2001 and the denominator is the years of service the director would have had at the date the sum of the director’s age and years of service equaled 75.

Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

Directors Bruggeworth (Chair), Hotopp, Unkovic and Witmer served as members of the Compensation Committee during 2012. The Board has determined that each of these directors is independent in accordance with the listing standards of the New York Stock Exchange.

Mr. Unkovic is a partner in the law firm of Reed Smith LLP, which provides legal services to the Company as its outside counsel.

Review and Approval or Ratification of Related Party Transactions

The Company has a policy on related party transactions which operates along with the conflicts of interest section of the Company’s Code of Ethics and Business Conduct. Copies of the policy on related party transactions and the Code are available in the Investor Relations section of the Company’s internet website at www.MSAsafety.com.

The Company’s directors, officers and other employees must be free from any personal influence, interest or relationship, or appearance thereof, in situations that might conflict with the best interests of the Company. Directors, officers and employees must fully disclose in advance any circumstance that may create a conflict of interest, including a related party transaction, so that an appropriate determination can be made as to whether it would violate the policy on related party transactions or the Code.

In general, the related party policy covers any transaction, arrangement or relationship in which the Company is a participant and the amount involved exceeds $120,000, and in which any “related person” had or would have a direct or indirect material interest. A related person is any executive officer, director or nominee, any owner of 5% or more of the Company’s voting securities or an immediate family member of any of the foregoing. The policy covers indirect material interests, but excludes certain relationships and pre-approved transactions.

Any officer, director or employee of the Company who is aware of a proposed transaction that may violate the related party policy must bring such transaction to the notice of the General Counsel and Chief Financial Officer of the Company. If the General Counsel or Chief Financial Officer determines that the proposed transaction could be a related party transaction, the matter will be submitted to the Nominating and Corporate Governance Committee to consider all the material facts of the transaction. The Committee is charged with taking a number of items into account as set forth in the policy and determining whether the transaction is indeed a related party transaction and if so, whether it should be approved in any particular case. The types of matters which the Committee will take into account are:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of the transaction;

•	the importance of the transaction to the related party;

•	the importance of the transaction to the Company;

•	whether the terms of the transaction are comparable to those of similar transactions not involving related parties; and

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company.

The chairman of the Committee will report on any decision at the next meeting of the Board.

Nominating and Corporate Governance Committee Procedures

The current members of the Nominating and Corporate Governance Committee are directors Cederna, Hotopp (Chair), Ryan and Witmer, whose terms as Committee members will expire at the 2013 organizational meeting of the Board to be held on the date of the Annual Meeting of Shareholders. The Board has determined that each of the current members of the Committee is independent in accordance with the listing standards of the New York Stock Exchange.

The Committee has a written charter which is available in the Investor Relations section of the Company’s internet website at www.MSAsafety.com.

The Committee will consider nominees brought to the attention of the Board by a shareholder, a non-management director, the chief executive officer, any other executive officer, a third-party search firm or other appropriate sources. The fundamental criterion for selecting a prospective director of the Company is the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a commitment to the mission of the Company are essential. The Board also considers, but does not choose solely on the basis of, the distinctive experiences and perspectives of candidates diverse in race, gender, national origin and past professional accomplishments, when recommending prospective directors for the Company. Other criteria include business and professional experience, public service, other skills and experience needed by the Board, and any other factor considered relevant by the Nominating and Corporate Governance Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

Any shareholder who desires to have an individual considered for nomination by the Committee must submit a recommendation in writing to the Corporate Secretary, at the Company’s address appearing on page one, not later than 90 days in advance of the annual meeting at which the election is to be held. The recommendation should include the name and address of both the shareholder and the candidate and the qualifications of the candidate recommended.

The Committee determines a process for identifying and evaluating nominees for director on a case by case basis, considering the context in which such nomination is being made. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by a shareholder.

Shareholder Communications

A shareholder or other interested party who wishes to communicate with the Board, a Committee of the Board or any individual director or group of directors may do so directly by sending the communication in writing, addressed to the Board, the Committee, the individual director or group of directors, c/o Corporate Secretary, at the Company’s address appearing on page one.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company’s financial reports. The Committee operates pursuant to a written charter which was approved by the Board and is available in the Investor Relations section of the Company’s website at www.MSAsafety.com. The Board, in its business judgment, has determined that all members of the Audit Committee are independent in accordance with the listing standards of the New York Stock Exchange and Securities and Exchange Commission Rule 10A-3.

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the adequacy of its internal controls. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company’s audited financial statements fairly present the Company’s consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2012 and has discussed the financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2012. The Audit Committee has received from the independent registered public accounting firm written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent registered public accounting firm. The Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 by discussing with management and PwC (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 (“Management’s Assessment”); and (ii) PwC’s opinion of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee’s charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The foregoing report was submitted by the Audit Committee of the Board of Directors.

Diane M. Pearse, Chair

Robert A. Bruggeworth

James A. Cederna

Thomas H. Witmer

STOCK OWNERSHIP

Under regulations of the Securities and Exchange Commission, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, “beneficial ownership” of the Company’s stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Management and Directors

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and 4 1/2% Cumulative Preferred Stock as of February 15, 2013 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

	Common Stock						4 1/2% Cumulative Preferred Stock
	Amount and Nature of Beneficial Ownership				Total Common Stock	Percent of Class (1)	Amount and Nature of Beneficial Ownership		Percent of Class
	Non-Trust Shares (1)		Trust Shares (2)
John T. Ryan III	1,271,619	(3)	2,906,740	(4)	4,178,359	11.03%	187		1.02%
Robert A. Bruggeworth	19,658	(3)	—		19,658	0.05%	—		—
James A. Cederna	38,553		—		38,553	0.10%	—		—
Alvaro Garcia-Tunon	—		—		—	—	—		—
Thomas B. Hotopp	48,457	(3)	—		48,457	0.13%	—		—
Diane M. Pearse	25,799		—		25,799	0.07%	—		—
L. Edward Shaw, Jr.	718,024	(3)	—		718,024	1.90%	—	(3)	—
John C. Unkovic	46,923		2,350,815	(4)	2,397,738	6.35%	93	(4)	0.51%
Thomas H. Witmer	50,120	(6)	—		50,120	0.13%	—		—
Joseph A. Bigler	128,549		17,851	(5)	146,400	0.39%	—		—
Kerry M. Bove	128,344	(3)	17,851	(5)	146,195	0.39%	—		—
Ronald N. Herring, Jr.	105,938	(3)	17,851	(5)	123,789	0.33%	—		—
William M. Lambert	452,794	(3)	—		452,794	1.19%	—		—
Dennis L. Zeitler	184,176		17,851	(5)	202,027	0.53%	—		—
All executive officers and directors as a group (21 persons)	3,465,279	(3)	3,092,751	(5)	6,558,030	16.89%	280		1.53%

(1)	The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the Management Equity Plans or the Director Equity Plans: Mr. Ryan, 149,058 shares; Mr. Bruggeworth, 9,388 shares; Mr. Cederna, 7,133 shares; Mr. Hotopp, 11,987 shares; Ms. Pearse, 13,516 shares; Mr. Shaw, 13,516 shares; Mr. Unkovic, 7,133 shares; Mr. Witmer, 11,987 shares; Mr. Bigler, 89,271 shares; Mr. Bove, 70,300 shares; Mr. Herring, 72,500 shares; Mr. Lambert, 318,872 shares; Mr. Zeitler, 140,981 shares; and all directors and executive officers as a group, 1,070,207 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the Company’s Management Equity Plans and the Company’s Director Equity Plans, as to which such persons have voting power only: Mr. Bruggeworth, 4,367 shares; Mr. Cederna, 4,367 shares; Mr. Hotopp, 4,367 shares; Ms. Pearse, 4,367 shares; Mr. Ryan, 4,367 shares; Mr. Shaw, 4,367 shares; Mr. Unkovic, 4,367 shares; Mr. Witmer, 4,367 shares; Mr. Bigler, 10,722 shares; Mr. Bove, 8,044 shares, Mr. Herring, 8,044 shares; Mr. Lambert, 52,734 shares; Mr. Zeitler, 18,279 shares; and all directors and executive officers as a group, 176,028 shares.

(2)	The shares in this column are those as to which the director or officer holds voting and/or investment power as a fiduciary or otherwise under the terms of a trust instrument. In certain cases, the director or officer is also among the beneficiaries of the trust.

(3)

Includes shares of Common Stock as to which voting and investment power is shared with the spouse as follows: Mr. Bruggeworth, 1,010 shares; Mr. Hotopp, 24,585 shares; Mr. Bove, 50,000 shares; Mr. Herring, 25,394 shares; and all directors and executive officers as a group, 119,474 shares. Amounts shown do not include 514,369 shares of Common Stock held by Mr. Ryan’s wife, including 159,638 shares held as trustee. The amount shown for Mr. Shaw does not include 2,761,405 additional shares of Common Stock (including 2,676,282 shares held as trustee) and 721 shares of 4 1/2% Cumulative Preferred Stock, held by Mr. Shaw’s wife. The amount shown for Mr. Lambert does not include 40,000 shares held by Mr. Lambert’s wife.

(4)

Includes 2,325,463 shares of Common Stock as to which Mr. Ryan and Mr. Unkovic share voting and investment power, in certain cases with other persons, as co-trustees. The amount shown for Mr. Ryan also includes 562,422 additional shares of Common Stock as to which Mr. Ryan shares voting and investment power with other persons as co-trustees. Mr. Unkovic also holds 93 shares of 4 1/2% Cumulative Preferred Stock as trustee.

(5)	The Company has established a Stock Compensation Trust which as of the record date holds 731,922 shares of Common Stock that are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 17,851 shares of Common Stock each for Messrs. Bigler, Bove, Herring, and Zeitler, and 160,659 shares of Common Stock for all executive officers and directors as a group, as to which such persons and other executive officers of the Company have such voting and investment power.

(6)	Mr. Witmer has pledged 20,000 of such shares as collateral for a loan.

5% Beneficial Owners

As of February 15, 2013, to the best of the Company’s knowledge, five persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of John T. Ryan III and John C. Unkovic appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,950,090(1)	7.9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,139,996(2)	5.8%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,090,511(3)	5.7%

(1)

According to a Schedule 13G filed February 11, 2013, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 571,890 shares, and sole investment power over 2,950,090 shares of Common Stock. Those securities are owned by various individual and institutional investors for which Price

Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	According to a Schedule 13G filed February 11, 2013, BlackRock, Inc. and its subsidiaries have sole voting power and sole investment power over all shares.

(3)	According to Schedule 13G filed February 13, 2013, The Vanguard Group, Inc. and its subsidiaries have sole voting power over 40,250 shares, sole investment power over 2,051,361 shares and shared investment power over 39,150 shares.

Beneficial Ownership of Ryan Family

The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company’s Common Stock by the Ryan family. As of February 15, 2013, members of the extended family of John T. Ryan III, including his siblings and their offspring and spouses and trusts for their benefit, beneficially owned to the knowledge of the Company an aggregate of approximately 9,779,506 shares of Common Stock, representing approximately 25.8% of the outstanding shares. This disclosure is not being presented to indicate that the Ryan family votes their shares as a group, but rather is being presented to demonstrate the continuing commitment of the Ryan family to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to change in their beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, Mr. Lambert had one late Form 4 filing.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Because of the importance to the shareholders of having the Company’s financial statements audited by an independent registered public accounting firm, it is the opinion of the Board that the selection of the independent registered public accounting firm should be submitted to the shareholders. The Board of Directors and its Audit Committee recommend that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

The following table sets forth PricewaterhouseCoopers LLP fees billed to the Company for professional services in 2012 and 2011:

	2012	2011
Audit Fees	$2,583,875	$2,730,562
Audit-Related Fees (1)	$179,852	92,164
Tax Fees (2)	—	2,342
All Other Fees	—	—

(1)	Audit-related fees were primarily for employee benefit plan audits and various attest reports, and for 2012 only, an internal control review.

(2)	Tax fees consisted of tax compliance and tax advice services.

The charter of the Audit Committee requires that the Audit Committee approve in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. For 2012 and 2011, all services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee pursuant to the pre-approval policy.

Board Recommendation and Required Vote

The Board of Directors and the Audit Committee recommend a vote FOR the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm. Properly submitted proxies which are timely received will be so voted, unless otherwise directed thereon. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See “Election of Directors” for information concerning the Audit Committee of the Board.

Approval of this proposal requires the affirmative vote of a majority of the votes cast (which excludes abstentions and failures to vote (e.g., broker non-votes)) by the holders of Common Stock present and voting in person or by proxy, with a quorum of a majority of the outstanding shares of Common Stock being present or represented at the Annual Meeting. In the event the proposal is not approved, the Board will treat this as a recommendation to consider another independent registered public accounting firm for 2014.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis and summarized in the “Executive Summary” thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. The Company is presenting the following proposal, which gives shareholders the opportunity to endorse or not endorse the Company’s compensation program for named executive officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While the Board intends to carefully consider the shareholder vote and feedback from this proposal, such vote will not be binding on the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. The Board and the Compensation Committee will take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs. In 2012, the shareholders voted in favor of the Company’s compensation program for named executive officers, with 98.8% of the votes cast by shareholders voting FOR the proposal. The Board and Compensation Committee took this vote into consideration in designing the compensation program for 2013. Please see the Compensation Discussion and Analysis above for further details.

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation.”

The Board of Directors and the Compensation Committee recommend that you vote FOR Proposal 3, approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement set forth under the caption “Executive Compensation.” Properly submitted proxies which are timely received will be voted FOR approval of the proposal, unless otherwise directed thereon.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Company (at the address specified on page one) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2012 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

2014 SHAREHOLDER PROPOSALS

The Company’s bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting, or November 29, 2013 for the Company’s Annual Meeting in 2014.

The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2014, this deadline would also be November 29, 2013.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page one. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

MINE SAFETY APPLIANCES COMPANY    •    1000 Cranberry Woods Drive, Cranberry Township, PA 16066    •    PHONE (724) 776-8600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF 4½% CUMULATIVE PREFERRED STOCK OF

        MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, May 7, 2013 at 9:00 A.M., local Pittsburgh time, at the Company’s Corporate Center, 1000 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066 (please note the new location this year) for the purpose of considering and acting upon the following:

(1)    Election of Directors for 2016:    The election of two directors for a term of three years;

(2)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2013;

(3)    Say on Pay:    To provide an advisory vote to approve the executive compensation of the Company’s named executive officers;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 15, 2013 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting even though as a holder of 4½% Cumulative Preferred Stock you have no voting rights.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 29, 2013

Mine Safety Appliances Company
Shareowner ServicesSM P.O. Box 64945, St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.eproxy.com/msa
Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 6, 2013.
PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 6, 2013.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN , DATE, AND RETURN THIS PROXY CARD.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 Below:
1. Election of two Directors for a term expiring in 2016. Nominees: 01 Robert A. Bruggeworth 02 Alvaro Garcia-Tunon	☐ Vote FOR all nominees (except as specified below)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐ For ☐ Against ☐ Abstain

3. To provide an advisory vote to approve the executive compensation of the Company’s named executive officers.	☐ For ☐ Against ☐ Abstain

Address change? Mark box ☐ Indicate changes below	Date , 2013

Signature(s) in Box

Please sign exactly as your name appears hereon. FOR JOINT ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.

MINE SAFETY APPLIANCES COMPANY

Annual Meeting of Shareholders

Tuesday, May 7, 2013

9:00 a.m.

MSA Corporate Center

1000 Cranberry Woods Drive

Cranberry Township, PA 16066

    Mine Safety Appliances Company

This proxy is solicited on behalf of the Board of Directors.

Proxy — Mine Safety Appliances Company — 2013 Annual Meeting of Shareholders

The undersigned hereby appoints WILLIAM M. LAMBERT and DOUGLAS K. McCLAINE, or either of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders and any adjournment thereof:

This proxy will be voted as directed, or, if no direction is given, FOR items 1, 2 and 3 on the reverse side. A vote FOR item 1 includes discretionary authority to vote for a substitute if a nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

TO VOTE BY MAIL, PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS FORM.